CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY [***]) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL
Exhibit 10.2

LOAN AGREEMENT
dated as of March 2, 2026
among
ZYMEWORKS ROYALTY LIMITED PARTNERSHIP,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO
and
ROYALTY PHARMA DEVELOPMENT FUNDING, LLC
as Administrative Agent

TABLE OF CONTENTS

Appendices
Appendix A     Term Loan Commitments
Exhibits
Exhibit A     Form of Assignment and Acceptance
Exhibit B     Funding Notice
Exhibit C     [Reserved]
Exhibit D     Form of Payment Date Distribution Report
Exhibit E     Forms of Tax Certificates
Exhibit F     Form of Officer’s Certificates
Schedules
Schedule 4.05(a)     Illustrative Examples
Schedule 7.01(k)     Bankers and Brokers
Schedule 7.01(p)     Assignments
Schedule 7.01(r)     Late Payments and Royalty Reductions
Schedule 7.01(u)     Indemnification
Schedule 7.01(ee)     Intellectual Property
Schedule 7.01(gg)     In-Licenses

This LOAN AGREEMENT (this “Agreement”) dated as of March 2, 2026, is entered into by and among Zymeworks Royalty Limited Partnership, a British Columbia limited partnership by its general partner Zymeworks General Partner ULC (“Borrower”), the Lenders from time to time party hereto, and Royalty Pharma Development Funding, LLC (“Royalty Pharma”), as administrative agent for the Lenders (in such capacity, “Administrative Agent”).
RECITALS
WHEREAS, the Lenders have agreed to extend a senior secured term loan credit facility to Borrower, subject to the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
Article I
CERTAIN DEFINITIONS
Section 1.01Definitions. The following terms used herein, including in the preamble, recitals, appendices, exhibits and schedules hereto, shall have the following meanings:
“Act” means the Securities Act of 1933, as amended.
“Administrative Agent” shall have the meaning set forth in the preamble hereto.
“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person.
“Agreed Payments” means all payments (together with the right to receive such payments) in respect of the Transferred Royalty Interest until the Lenders have received aggregate payments equal to the Term Loans plus Fixed Interest on the Term Loans to the Maturity Date plus, if any portion of the Term Loans remains outstanding after December 31, 2033, the Early Redemption Fee or the Exit Fee, as applicable.
“Agreed Report” means (i) each written report required to be delivered to Company by Jazz pursuant to Section 9.5(c) of the Jazz Agreement and (ii) each written report required to be delivered to Company by the BeOne Parties pursuant to Section 9.4(b) of the BeOne Agreement.
“Agreement” has the meaning set forth in the preamble hereto.
“Agreement Currency” has the meaning assigned to such term in Section 11.03.
“Amortization Payments” means the principal payments of the Term Loan due under Section 4.05(a) hereof.
“Applicable Law” means, in relation to any Person, property, transaction or event, all applicable provisions, whether now or hereafter in effect (or mandatory applicable provisions, if so specified) of federal, provincial, territorial, state or local laws, treaties, statutes, rules, regulations, official directives, and orders of all Governmental Authorities, and all judgments, orders and decisions of all Governmental Authorities in which the Person in question is a Party or by which it is bound or having application to the Person, property, transaction or event.
“Assignee” means any other Person to which a Lender has assigned or is assigning its rights and obligations hereunder, whether in whole or in part.
“Assignment and Acceptance” means a written instrument of assignment in the form set forth in Exhibit A hereto, executed by and between the parties to an assignment under Section 12.01 hereof.
“Bankruptcy Law” means Title 11 of the United States Code entitled “Bankruptcy”, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditor’s Arrangement Act (Canada), the Winding-up and Restructuring Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the U.S. or other applicable jurisdictions (domestic or non-U.S.) from time to time in effect and affecting the rights of creditors generally.
“BeOne” means BeOne Medicines Ltd. (f/k/a BeiGene, Ltd.), and any successor-in-interest thereto.
“BeOne Agreement” means, collectively: (i) the BeOne License Agreement; and (ii) that certain Three-Party Royalty Payment Agreement, dated October 30, 2025 and effective as of December 6, 2024, by and between the Company, BeOne Medicines Ltd. (f/k/a BeiGene, Ltd.) and BeOne Suzhou, as further amended from time to time (but subject to the terms of this Agreement and the Sale Agreement with respect to the amendments thereof). For the avoidance of doubt, unless expressly stated otherwise, any reference to a “Section” (or similar internal reference) of the BeOne Agreement in this Agreement shall be deemed to refer to the corresponding Section of the BeOne License Agreement.
“BeOne License Agreement” means that certain License and Collaboration Agreement, dated as of November 26, 2018, by and between Company and BeOne, as amended by that certain First Amendment to Collaboration Agreement, dated as of March 29, 2021, that certain Second Amendment to License and Collaboration Agreement, dated as of August 10, 2021, that certain Third Amendment to License and Collaboration Agreement, dated as of September 18, 2023 and as further amended from time to time (but subject to the terms of this Agreement and the Sale Agreement with respect to the amendments thereof).
“BeOne Net Sales” has the meaning set forth in the Sale Agreement.
“BeOne Parties” means, collectively, BeOne and BeOne Suzhou.
“BeOne Suzhou” means BeOne Pharmaceutical (Suzhou) Co., Ltd., and any successor-in-interest thereto.
“BeOne Territory” has the meaning set forth in the Sale Agreement.
“BIA” means the Bankruptcy and Insolvency Act (Canada).
“Bill of Sale” means the Bill of Sale and Assumption Agreement, dated as of the Closing Date, delivered by Company to Borrower under the Sale Agreement with respect to the Transferred Royalty Interest.

“Bona Fide Lending Affiliate” means any bona fide debt fund, investment vehicle, regulated banking entity, non-regulated lending entity or other similar entity (in each case, other than a Person that is explicitly excluded pursuant to clause (a) of the definition of “Disqualified Institution”) that is primarily engaged in commercial loans, making, purchasing, holding or investing in royalty streams, and similar extensions of credit in the ordinary course of business.
“Borrower” shall have the meaning set forth in the preamble hereto.
“Borrower’s Organizational Documents” means the certificate of limited partnership and Limited Partnership Agreement (or similar documents) of Borrower or the functional equivalent of the foregoing.
“Borrower GP” means Zymeworks General Partner ULC, an unlimited liability corporation incorporated under the laws of British Columbia.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City and Vancouver, Canada are authorized or required by Applicable Law to remain closed.
“Canadian Defined Benefit Plan” means a pension plan registered under the ITA, the Pension Benefits Standards Act (British Columbia) or any other applicable pension standards legislation which contains a “defined benefit provision”, as such term is defined in subsection 147.1(1) of the ITA.
“CCAA” means the Companies’ Creditors Arrangement Act (Canada).
“Capital Stock” of any Person means any and all shares, interests, memberships, ownership interest units, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, and including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, and including, if such Person is a limited liability company, membership interests and any other interest or participation that confers on a Person the right to receive an interest in the profits and losses of, or distributions of property of, such limited liability company, in each case whether outstanding on the date hereof or issued after the date hereof, but excluding any Indebtedness convertible into or exchangeable for such equity.
“Change of Control” means:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of more than [***] of the equity interests of Parent entitled to vote for members of its board of directors of Parent on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire by conversion or exercise of other securities or option rights, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition);
(b)consummation of any transaction or series of related transactions that results in the sale, disposition or other transfer of all or substantially all of the assets of Parent and its Subsidiaries on a consolidated basis to a Person that is not a Subsidiary of Parent;

(c)Parent shall cease to beneficially own and control at least [***] on a fully diluted basis of the economic and voting interest in the Capital Stock of the Company; or
(d)Company and Borrower GP shall cease to beneficially own and control, collectively, [***] on a fully diluted basis of the economic and voting interest in the Capital Stock of Borrower, free and clear of all Liens other than the Lien granted to Administrative Agent.
“Closing Date” means March 2, 2026.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral” means all of Borrower’s right, title and interest in, to and under, the following property, whether now owned or hereafter acquired and wherever located:
(a)the Transferred Royalty Interest, the Sale Agreement, and the Bill of Sale;
(b)all accounts, chattel paper, deposit accounts (and all money and other property deposited or maintained therein), documents, equipment, fixtures, general intangibles, intangibles, goods, instruments (including intercompany promissory notes), inventory, investment property, letter-of-credit rights, letters of credit, commercial tort claims, money, and supporting obligations;
(c)all rights (contractual and otherwise and whether constituting accounts, contract rights, financial assets, cash, investment property, general intangibles or intangibles) arising under, connected with or in any way related to the assets described in the foregoing clauses (a), or (b);
(d)all other tangible or intangible personal property and rights of every kind and description and interests therein;
(e)all accessions, substitutions and replacements for, and all rents, profits and products of, any assets described in the foregoing clauses (a), (b), (c) or (d);
(f)all proceeds of any assets described in the foregoing clauses (a), (b), (c), (d) or (e); and
(g)all books and records related to any assets described in the foregoing clauses (a), (b), (c), (d), (e) or (f).
“Collateral Documents” means the Security Agreement, the Pledge Agreement and all other instruments, documents and agreements delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent a Lien on any Collateral, in each case, as such Collateral Documents may be amended or otherwise modified from time to time.
“Collection Account” means the escrow account to be established by the Escrow Agent under the Escrow Agreement for the benefit of Company and the Borrower solely for the purpose of receiving remittance of the Zani Royalties pursuant to the Covered Agreements and disbursement thereof as provided herein or in the Escrow Agreement, and any replacement Collection Account controlled by the Escrow Agent and subject to the Escrow Agreement and entered into in accordance with Section 4.04.

“Company” means Zymeworks BC Inc., a corporation organized and existing under the laws of British Columbia, provided that at the election of Company and with the consent of the Administrative Agent (not to be unreasonably withheld), Company may be replaced by an Affiliate of Company pursuant to joinder, assignment and/or other documentation (including legal opinions) with respect to the Loan Documents, reasonably requested by, and reasonably acceptable to, the Administrative Agent.
“Competitor” means any Person that is an operating company that competes with the business operations of the Parent, Company, Borrower and their respective Subsidiaries.
“Confidential Information” means any and all non-public information provided by either Party to the other (including, without limitation, any notices or other information provided pursuant to Section 8.08), either directly or indirectly, whether in graphic, written, electronic, tangible, intangible or oral form, and marked or identified at the time of disclosure as confidential, or which by its context would reasonably be deemed to be confidential, including without limitation information relating to a Party’s revenues, net sales, costs, technology, products and services, and any business, financial or customer information relating to a Party. Confidential Information shall not include any information that a Party can demonstrate was: (i) known to the general public at the time of its disclosure to such Party or its Affiliates, or thereafter became generally known to the general public, other than as a result of a breach of this Agreement or actions or omissions of the receiving Party, its Affiliates, or anyone to whom the receiving Party or its Affiliates disclosed such portion; (ii) known by the receiving Party or its Affiliates prior to the date of disclosure by the disclosing Party, as shown by the receiving Party’s or its Affiliate’s pre-existing written records; (iii) disclosed to the receiving Party or its Affiliates on an non-confidential basis from a source unrelated to the disclosing Party and not known by the receiving Party or its Affiliates (after due inquiry) to be under a duty of confidentiality to the disclosing Party, as shown by the receiving Party’s or its Affiliates’ written records; or (iv) independently developed by the receiving Party or its Affiliates by personnel that did not use the Confidential Information of the disclosing Party in connection with such development, as demonstrated by independent written records contemporaneous with such development. For clarity, this Agreement shall supersede the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect following the execution of this Agreement; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement, and the use and disclosure of such Confidential Information following the date of this Agreement shall be subject to the provisions of Section 13.17.
“Confidentiality Agreement” means that certain Mutual Confidentiality and Non-Disclosure Agreement between the Parent and Royalty Pharma, LLC, effective as of June 5, 2025.
“Contract” means any agreement, contract, lease, understanding, commitment, license or other arrangement that is legally binding.
“Controlled Affiliate” with respect to any Person means any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For the purposes of this Agreement, “control” (including, with correlative meaning, the terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Covered Agreement Counterparty” means, with respect to any Covered Agreement, the party or parties thereto other than Company or any of its Affiliates.
“Covered Agreements” means, collectively, the Jazz Agreement and the BeOne Agreement.
“Credit Extension” means the making of a Term Loan.
“Default” means any condition or event which constitutes an Event of Default or which, with the giving of notice or the lapse of time or both (in each case to the extent described in the relevant sub-clauses of the definition of “Event of Default”) would, unless cured or waived, become an Event of Default.
“Disqualified Capital Stock” of any Person means any class of Capital Stock of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event (other than an event that would constitute a Change of Control) or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is ninety one (91) days after the Maturity Date; provided, however, that any class of Capital Stock of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Capital Stock that is not Disqualified Capital Stock, and that is not convertible, puttable or exchangeable for Disqualified Capital Stock or Indebtedness, will not be deemed to be Disqualified Capital Stock so long as such Person satisfies its obligations with respect thereto solely by the delivery of Capital Stock that is not Disqualified Capital Stock.
“Disqualified Institution” means, on any date, (a)(i) any Competitor or (ii) other Person (including any financial institution), in each case of (i) and (ii) identified as a Disqualified Institution on the list delivered to Administrative Agent by Borrower prior to the Closing Date, (b) any Competitor that is designated by Borrower as a Disqualified Institution by prior notice to Administrative Agent on the Closing Date, and (c) any Disqualified Institution’s known Affiliates or Affiliates identified in writing to Administrative Agent from time to time or otherwise readily identifiable as such by name. Notwithstanding the foregoing, in no event will a Bona Fide Lending Affiliate be a Disqualified Institution, unless such Bona Fide Lending Affiliate is explicitly identified under clause (a) of the definition of “Disqualified Institution” above. Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Term Loans, or disclosure of Confidential Information, to any Disqualified Institution, except to the extent resulting from Administrative Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment by a court of competent jurisdiction.
“Dollars” or “$” means lawful money of the United States of America.
“Early Redemption Fee” means the penalty payable by the Borrower for repaying all or part of the Term Loans after December 31, 2033 and before the Maturity Date and is an amount initially equal to [***], as such amount may be reduced pursuant to Section 4.05.
“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Erroneous Payment” has the meaning specified in Section 12.11(a).
“Erroneous Payment Subrogation Rights” has the meaning specified in Section 12.11(d).
“Escrow Agent” means JPMorgan Chase Bank, N.A., Toronto Branch, or any other escrow agent reasonably acceptable to Administrative Agent.
“Escrow Agreement” means an escrow agreement to be entered into by and among Borrower, the Company, Administrative Agent and the Escrow Agent, containing customary and reasonable terms, and otherwise in a form mutually acceptable to Borrower, the Company, Administrative Agent and Escrow Agent.
“Event of Default” means the occurrence of one or more of the following:
(a)Borrower fails to pay all or any portion of the Principal Amount within three [***] after the same becomes due and payable on the Maturity Date or pursuant to Section 3.02.
(b)Borrower fails to make any payment under Section 4.05 within [***] after the same becomes due and payable (it being understood that a failure by the Escrow Agent to make a required payment shall not be an Event of Default unless such failure is caused by the Borrower or the Company).
(c)Any representation or warranty of a Loan Party in any Loan Document to which it is party or in any certificate or other document delivered by a Loan Party in connection with the Loan Documents to Administrative Agent proves to have been incorrect in any material respect at the time it was made or deemed made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect”, or by reference to an objective standard (e.g., a specified Dollar amount), shall be true and correct in all respects); provided, that if the consequences of the failure of such representation or warranty to be true and correct can be cured, such failure continues for a period of [***] without cure after the earlier of (x) the date Borrower has Knowledge of such failure or (y) the date Administrative Agent provides Notice of such failure to Borrower.
(d)Borrower fails to perform or observe (i) any covenant or agreement contained in Section 8.01, 8.02, 8.06 or 8.08(a) or Article IX or (ii) any covenant or agreement contained in Section 4.05 and, in the case of this clause (ii) only, such failure continues for a period of [***].
(e)Borrower fails to perform or observe any other covenant or agreement contained in the Loan Documents to which it is a party (other than those referred to in the preceding clauses of this definition) and, solely if the consequences of the failure to perform or observe such covenant or agreement can be cured, such failure continues for a period of [***]without such cure after the earlier of (x) the date Borrower becomes aware of such failure and (y) the date Administrative Agent provides notice of such failure to Borrower.
(f)Company fails to perform or observe (i) any covenant or agreement contained in Sections 4.01(d), (e), (f)(i), (g), (i) (other than subsection (iii) or (v)), (j), (k), (l) or (n) of the Sale Agreement or (ii) any other covenant or agreement contained in the Loan Documents to which it is a party, in the case of this clause (ii) only, such failure continues for a period of [***] without cure after the earlier of (x) the date Borrower has Knowledge of such failure or (y) the date Administrative Agent provides Notice of such failure to Borrower.
(g)Borrower (i) fails to pay when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) any Indebtedness (other than the Obligations hereunder) of [***] or (ii) fails to perform or observe any covenant or agreement to be performed or observed by it contained in any agreement or in any instrument evidencing any of its Indebtedness (other than the Obligations hereunder) of [***] and, as a result of such failure, any other party to that agreement or instrument is entitled to exercise the right to accelerate the maturity of any Indebtedness thereunder.
(h)Any uninsured judgment, decree or order in an amount in excess of [***] shall be rendered against Borrower and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been stayed or bonded pending appeal, vacated or discharged, within [***] from entry.
(i)An Insolvency Event occurs.
(j)Any of the Loan Documents ceases to be in full force and effect or (ii) the validity or enforceability of any Loan Document is disaffirmed or challenged in writing by Borrower, Company or any of their respective Affiliates, or by any Person (other than a Lender) asserting an interest in any portion of the Collateral and such written disaffirmation or challenge is not withdrawn or disavowed by such Person within [***] after its communication or Borrower has not brought appropriate proceedings for declaratory or other relief negating such disaffirmation or challenge within [***] after such communication and has not obtained an order granting such relief within [***] after commencement of such proceedings.
(k)Borrower fails to perform or observe any covenant or agreement contained in any of Borrower’s Organizational Documents, and such failure is not cured or waived within any applicable grace period, and, if not cured, is not waived by the Required Lenders.
(l)A Covered Agreement is terminated.
(m)[Reserved].
(n)Any security interest purported to be created by a Collateral Document ceases to be in full force and effect, or shall cease to give the rights, powers and privileges purported to be created and granted hereunder or thereunder (including a perfected first priority security interest in and Lien on the Collateral (except as otherwise expressly provided herein and therein)) in favor of Administrative Agent pursuant hereto or thereto (other than as a result of the failure by the Administrative Agent or a Lender of taking any action required to maintain the perfection of such security interests), or shall be asserted by Borrower not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Agreement) security interest in the Collateral and/or Borrower takes any action that could reasonably be expected to impair Administrative Agent’s security interest in any of the Collateral (other than granting Permitted Liens or permitting such Permitted Liens to exist).
(o)The occurrence of a Change of Control.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to or required to be withheld or deducted from a payment to Administrative Agent, any Lender, or any other recipient:
(a)any Taxes imposed on (or measured by) net income (however denominated), branch profits Taxes, or any franchise or similar Taxes imposed in lieu thereof, imposed by any Governmental Authority, in each case (i) as a result of such Lender being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes;
(b)any U.S. federal withholding Tax imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in the Term Loans or commitments pursuant to a law in effect on the date on which (i) such Lender acquires such interest in such commitment or (ii) such Lender designates a new lending office, except in each case to the extent that amounts with respect to such Taxes were payable pursuant to Section 5.01 or Section 5.04 either to such Lender’s assignor immediately before such Lender acquired such applicable interest in the Term Loans or commitments (as applicable) or to such Lender immediately before it changed its lending office, as applicable;
(c)any Canadian withholding Taxes arising as a result of (A) the recipient not dealing at arm’s length (within the meaning of the ITA) with a Loan Party, (B) the recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party or not dealing at arm’s length (for the purposes of the ITA) with a “specified shareholder” (as defined in subsection 18(5) of the ITA) of a Loan Party; (C) a Loan Party being a “specified entity” (as defined in subsection 18.4(1) of the ITA) in respect of the recipient, or (D) any payment being considered to arise under an “imported hybrid arrangement” for purposes of section 18.4 of the ITA as it is proposed to be amended by legislative proposals released by the Department of Finance (Canada) on January 29, 2026;
(d)any Tax that is attributable to such Lender’s failure to comply with Section 5.01(b); and
(e)any Tax withheld pursuant to FATCA.
“Exit Fee” means an amount equal to the sum of [***] minus the amount of the Early Redemption Fee paid through such date under Section 4.05(a), if any.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any fiscal or regulatory legislation, or official administrative rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.
“Fixed Interest” means interest with respect to the Term Loan, accruing with respect to the outstanding principal balance thereof at a rate per annum equal to [***].
“Foreign Lender” means any Lender which is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“Funding Notice” means a written notice substantially in the form of Exhibit B.

“GAAP” means the generally accepted accounting principles in the U.S. in effect from time to time; provided, that in the event such principles change after the Closing Date in a manner which affects compliance with this Agreement by Borrower (including without limitation in the determination of Agreed Payments), such change shall be ignored for the purpose of determining such compliance.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.
“Guarantee” means, as to any Person: (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part); or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person.
“Indebtedness” with respect to any Person means (i) all indebtedness pursuant to an agreement or instrument involving or evidencing money borrowed, the advance of credit, a conditional sale or a transfer with recourse or with an obligation to repurchase (but excluding trade credit and accounts payable in the ordinary course of business), (ii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (iii) all capitalized lease obligations, (iv) all obligations with respect to Disqualified Capital Stock, (v) all indebtedness of a Third Party secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on assets owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed (but only to the extent of such Lien), (vi) net amounts owing pursuant to an interest rate protection agreement, foreign currency exchange agreement or other hedging arrangement, (vii) all reimbursement obligations under letters of credit issued for the account of such Person, and (viii) all Guarantees with respect to Indebtedness of the types specified in clauses (i) through (vii) above of another Person. For the avoidance of doubt, the Indebtedness of any Person shall include the Indebtedness of any other entity to the extent such Person is directly liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and whether or not such Indemnitee is required by Applicable Law to be involved therein, and any fees or expenses actually incurred by Indemnitees in enforcing the indemnity provided herein), whether direct, indirect or consequential, whether based on any federal, state, provincial, territorial or non-U.S. laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral)).
“Indemnified Taxes” means all (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Documents and (ii) to the extent not otherwise described in (i), Other Taxes.
“Indemnitee” means the Administrative Agent, each Lender and its Affiliates and their respective officers, partners, directors, trustees, employees, agents and controlling Persons.
“Indemnitee Agent Party” has the meaning specified in Section 12.06.
“Independent Director” has the meaning specified in Section 8.15(b).
“Independent Director Engagement Letter” means that certain engagement letter, by and between the Independent Director and Borrower GP, to be entered into in accordance with the terms of Section 8.15(b).
“In-License Agreements” means:
(a)that certain Master License Agreement, dated September 1, 2012, by and between National Research Council of Canada, through Human Health Therapeutics, and Zymeworks Inc.;
(b)that certain Master Services and Master License Agreement, dated February 24, 2017, by and between ProBioGen AG and Zymeworks Inc.; and
(c)that certain Patent License Agreement, dated June 19, 2020, by and between Chugai Pharmaceutical Co., Ltd. and Zymeworks, Inc.
“Insolvency Event” means the occurrence of any of the following with respect to any Loan Party:
(i)(A) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (x) relief in respect of such Loan Party, or of a substantial part of the property of such Loan Party, under any Bankruptcy Law now or hereafter in effect, (y) the appointment of a receiver, trustee, custodian, sequestrator, conservator, monitor or similar official for such Loan Party for a substantial part of the property of such Loan Party or (z) the winding-up or liquidation of such Loan Party, which proceeding or petition shall continue undismissed for [***] or (B) an order of a court of competent jurisdiction approving or ordering any of the foregoing shall be entered;
(ii)such Loan Party shall (A) voluntarily commence any proceeding or file any petition seeking relief under any Bankruptcy Law now or hereafter in effect, (B) apply for the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official itself or for a substantial part of its property, (C) fail to contest in a timely and appropriate manner any proceeding or the filing of any petition described in clause (i) of this definition, (D) file an answer admitting the material allegations of a petition filed against it in any proceeding described in clause (i) of this definition, (E) make a general assignment for the benefit of creditors or (F) wind up or liquidate (except as permitted under this Agreement);
(iii)such Loan Party shall take any action in furtherance of or for the purpose of effecting, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i) or (ii) of this definition; or
(iv)such Loan Party shall become unable, admit in writing its inability, or fail generally, to pay its debts as they become due.
“ITA” means the Income Tax Act (Canada), as amended from time to time.
“Jazz” means Jazz Pharmaceuticals Ireland Limited, a corporation organized and existing under the laws of Ireland, and any successor-in-interest thereto.
“Jazz Agreement” means that certain Amended and Restated License and Collaboration Agreement, dated as of May 15, 2023, by and between Company and Jazz, as amended from time to time (but subject to the terms of the Sale Agreement with respect to the amendment thereof).
“Jazz Net Sales” has the meaning set forth in the Sale Agreement.
“Jazz Territory” has the meaning set forth in the Sale Agreement.
“JSC” has the meaning assigned to such term in each of the Covered Agreements.
“Judgment Currency” has the meaning assigned to such term in Section 11.03.
“Knowledge” means, with respect to any Loan Party, the actual knowledge, after due inquiry, of any Senior Officer of all Loan Parties.
“Law” means any federal, state, provincial, territorial, local or non-U.S. law, including common law, and any regulation, statute, rule, requirement, policy, judgment, order, writ, decree, ruling, award, approval, authorization, consent, license, waiver, variance, guideline or permit of, or any agreement with, any Governmental Authority.
“Lender” means each lender listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment and Acceptance other than any Person that ceases to be a party hereto pursuant to any Assignment and Acceptance.
“Lender Register” has the meaning set forth in Section 13.01(e).
“Licensed Patents” has the meaning set forth in Section 7.01(ee).
“Licensed Products” has the meaning ascribed to such term in each of the Covered Agreements, as applicable.
“Lien” means any mortgage or deed of trust, pledge, hypothecation, lien, charge, attachment, set-off, encumbrance or other security interest in the nature thereof (including any conditional sale agreement, equipment trust agreement or other title retention agreement, a lease with substantially the same economic effect as any such agreement or a transfer or other restriction) or other encumbrance, right or claim of any nature whatsoever.

“Limited Partnership Agreement” means the limited partnership agreement among Borrower GP and Company, dated effective as of February 11, 2026.
“Loan Documents” means this Agreement, the Security Agreement, the Pledge Agreement, the Sale Agreement, the Bill of Sale, each Payment Date Distribution Report, the Escrow Agreement, Independent Director Engagement Letter and all other documents delivered in connection with the foregoing.
“Loan Party” means each of Borrower, Company, Borrower GP and Parent.
“LP-Specific Zyme IP” has the meaning set forth in the Sale Agreement.
“Material Adverse Effect” means (a) an Insolvency Event, (b) a material adverse change in the business, assets, properties, results of operations or financial condition of (i) Borrower or (ii) Parent and its Subsidiaries taken as a whole; (c) a material adverse effect on the validity or enforceability of the Loan Documents taken as a whole or any material provision hereof or thereof; (d) a material adverse effect on the ability of any Loan Party to consummate the transactions contemplated by the Loan Documents, or on the ability of any Loan Party to perform its obligations under the Loan Documents to which it is a party; (e) a material adverse effect on the rights or remedies of Administrative Agent or the Lenders under any of the Loan Documents, taken as a whole; (f) an adverse effect in any material respect on the rights of Company under any Covered Agreement, or (g) an adverse effect in any material respect on any of the timing, amount or duration of (i) the Agreed Payments or the right to receive the Agreed Payments or (ii) the right of Administrative Agent to receive payments based on the Agreed Payments or the right to receive Agreed Payments.
“Maturity Date” means December 31, 2042.
“Maximum Lawful Rate” means the highest rate of interest permissible under Applicable Law.
“Notice and Instruction Letters” has the meaning set forth in the Sale Agreement.
“Notices” means, collectively, notices, consents, approvals, reports, designations, requests, waivers, elections and other communications.
“Obligations” means, without duplication, the Term Loans, Fixed Interest, the Yield Protection Premium, the Exit Fee (if applicable), the Early Redemption Fee (if applicable), and all present and future Indebtedness, taxes, liabilities, obligations, covenants, duties, and debts, owing by Borrower to the Lenders, arising under or pursuant to the Loan Documents, including all principal, interest, premium, charges, expenses, fees, Erroneous Payment Subrogation Rights and any other sums chargeable to Borrower hereunder and under the other Loan Documents (and including any interest, fees and other charges that would accrue but for the filing of a bankruptcy action with respect to Borrower, whether or not such claim is allowed in such bankruptcy action).
“Organizational Document” means (i) in the case of any corporation, the certificate of incorporation or articles of incorporation, continuance or amalgamation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents), (iii) in the case of any limited partnership, the certificate of limited partnership and the limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person, and (v) in any other case, the functional equivalent of the foregoing; in each case as amended or as amended and restated, of such Person. For the avoidance of doubt, the Organizational Documents of Borrower includes the Limited Partnership Agreement.
“Other Connection Taxes” means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in the Term Loans, commitments or Loan Document).
“Other Taxes” has the meaning set forth in Section 5.03.
“Parent” means Zymeworks Inc., a Delaware corporation and its successors reasonably consented to by the Administrative Agent.
“Participant Register” has the meaning set forth in Section 13.01(e).
“Party” and “Parties” means Administrative Agent, the Lenders and Borrower, individually and collectively.
“Patriot Act” means the USA Patriot Act, Public Law No. 107-56.
“Payment Account” means each account of each Lender maintained at such banking institution as Administrative Agent may specify in its discretion from time to time in writing to Borrower and Escrow Agent at least [***] (or such earlier date as provided for in the Escrow Agreement) prior to any Payment Date or other date on which payments are to be made to pursuant to the Loan Documents.
“Payment Date” means [***] after each date on which Agreed Payments are made to the Collection Account (or such other date as may be set forth for payments in the Escrow Agreement).
“Payment Date Distribution Report” means any Payment Date Distribution Report, in the form of Exhibit D hereto.
“Payment in Full” means the payment in full in good funds of the Term Loans and other Obligations (other than contingent indemnification obligations for which no claims have been made).
“Payment Recipient” has the meaning set forth in Section 12.11(a).
“Payments” means due and owing payments of Amortization Payments and Fixed Interest (each under Section 4.05 hereof), including, in each case any default or additional interest charged hereunder.
“Permitted Liens” means:
(a)Liens created pursuant to any Loan Document;
(b)Liens in favor of a banking or other financial institution arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institution (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;
(c)Liens securing Taxes, assessments, fees or other governmental charges or levies which are being contested in good faith and by appropriate proceedings diligently conducted and in respect of which adequate reserves with respect thereto are maintained by Borrower in accordance with GAAP and other similar Liens (other than any Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA) arising in connection with court proceedings so long as the enforcement of such Liens is effectively stayed and the judgment claims secured thereby do not otherwise constitute an Event of Default under clause (i) of the definition of “Event of Default”; and
(d)banker’s liens for collection or rights of set off or similar rights and remedies as to deposit accounts or other funds maintained with depositary institutions; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness and are not subject to restrictions on access by Borrower in excess of those required by applicable banking regulations.
“Permitted Royalty Reductions” has the meaning set forth in the Sale Agreement.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
“Plan Assets” means assets of any (i) Employee Benefit Plan subject to the fiduciary responsibility provisions of Title I of ERISA, (ii) plan (as defined in Section 4975(e)(1) of the Code) subject to Section 4975 of the Code or (iii) entity whose underlying assets include assets of any such employee benefit plan or plan by reason of the investment by an employee benefit plan or plan in such entity.
“Pledge Agreement” means the Pledge and Security Agreement, dated as of the Closing Date, among Company, Borrower GP and Administrative Agent pursuant to which the Capital Stock of Borrower is pledged to Administrative Agent, as supplemented by any amendments or supplements thereto.
“PPSA” means the Personal Property Security Act (British Columbia) and the regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of Administrative Agent’s Lien on any Collateral are governed by the personal property security laws of any jurisdiction in Canada other than the laws of the Province of British Columbia, “PPSA” means those personal property security laws in such other jurisdiction in Canada for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.
“Principal Amount” means $250,000,000, as such amount may be reduced pursuant to
“Pro Rata Share” means, with respect to:
(a)a Lender’s obligation to make the Term Loans, the percentage obtained by dividing (i) such Lender’s Term Loan Commitment by (ii) the aggregate amount of the Lenders’ Term Loan Commitments; and

(b)a Lender’s right to receive payments of interest, fees, principal and all other matters, with respect to the Term Loans, the percentage obtained by dividing (i) the aggregate unpaid principal amount of such Lender’s portion of the Term Loan, by (i) the aggregate unpaid principal amount of the Term Loans.
“Proceeding” means an action or proceeding brought against a Party as a defendant, for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.
“Purpose” has the meaning set forth in Section 12.17(a).
“Register” means a record of ownership in which Borrower registers by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Term Loans and any assignment of any such interest, obligation or right.
“Regulatory Change” means (i) the adoption after the date hereof (or with respect to any Lender that becomes a Lender after the date hereof, after the date such Lender becomes a Lender) of any Applicable Law, rule or regulation or any change therein after the date hereof, or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, either generally or as effected through compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.
“Related Agreements” means In-License Agreements.
“Reports” has the meaning set forth in Section 12.10(a).
“Representative” means, with respect to any Person, directors, officers, employees, agents, co-investors, advisors, potential investors, underwriters, rating agencies, permitted assignees, sources of financing and trustees of such Person.
“Required Lenders” means Lenders whose Pro Rata Share (calculated in accordance with clause (b) of the definition thereof) aggregate at [***].
“Royalty Pharma” shall have the meaning set forth in the preamble hereto.
“Sale” means the sale, transfer, assignment, contribution and conveyance of the Transferred Royalty Interest pursuant to the Sale Agreement.
“Sale Agreement” means the Sale Agreement, dated as of the Closing Date, among Company, Borrower and Administrative Agent.
“SEC” means the United States Securities and Exchange Commission.
“Security Agreement” means the Security Agreement, dated as of the Closing Date, between Administrative Agent and Borrower, securing the Obligations of Borrower hereunder and the other Loan Documents, as supplemented by any amendments or supplements thereto.
“Senior Officer” means (a) any officer that is an “officer” within the meaning of Rule 16a-1(f) of the Exchange Act and (b) the General Counsel, Vice President of Legal, or any comparable officer.

“Set-off” means any right of set off, rescission, counterclaim, reduction, deduction or defense.
“Subsidiary” means, with respect to any Person, at any time, any entity of which more than [***] of the outstanding voting stock or other equity interest entitled ordinarily to vote in the election of the directors or other governing body (however designated) is at the time beneficially owned or controlled directly or indirectly by such Person, by one or more such entities or by such Person and one or more such entities.
“Surviving Person” means, with respect to any Person involved in or that makes any disposition, the Person formed by or surviving such disposition or the Person to which such disposition is made.
“Taxes” means all present and future taxes, levies, duties, imposts, deductions, charges, fees or withholdings (including backup withholdings), and all interest, penalties and additions to tax with respect thereto, that are imposed by any Governmental Authority.
“Term Loan Commitment” means, commitment of a Lender to make or otherwise fund the Term Loans and “Term Loan Commitments” means such commitments of all such Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment and Acceptance, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $250,000,000.
“Term Loans” has the meaning set forth in Section 2.01(a).
“Third Party” means any Person other than Parent, Borrower or its Affiliates.
“Transaction Documents” means the Loan Documents and the Organizational Documents.
“Transferred Royalty Interest” has the meaning set forth in the Sale Agreement.
“U.S.” means the United States of America.
“UCC” means the Uniform Commercial Code as in effect from time to time in New York; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the security interest or any portion thereof granted pursuant to the Loan Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the U.S. other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Yield Protection Premium” means the amount payable by the Borrower for repaying all or part of the Term Loans before the Maturity Date and is an amount equal to the sum of all Fixed Interest payments that would have accrued from the date of repayment through the Maturity Date on any principal amount of Term Loans repaid. For the avoidance of doubt, such amount shall be calculated on an undiscounted basis and shall not be reduced to present value or otherwise discounted for early payment.
“Zani Royalties” means, for each calendar year commencing on or after January 1, 2026, during each applicable Royalty Term as defined in each Covered Agreement, (a) any payments or amounts payable to Company and Borrower under Section 9.5(a) of the BeOne

Agreement with respect to BeOne Net Sales of Licensed Products in the BeOne Territory and under Section 9.6(a) of the Jazz Agreement with respect to Jazz Net Sales of Licensed Products in the Jazz Territory, (b) any payments or amounts payable to Company and Borrower under Section 9.10(b) of each of the Covered Agreements in respect of the amounts referred to in the preceding clause (a); (c) any payments or amounts payable to Company and Borrower under Section 14.3(d) of the BeOne Agreement and Section 14.4(d) of the Jazz Agreement in respect of the amounts referred to in the preceding clause (a); (d) any other payments or amounts payable to Company and Borrower in lieu of or that compensate for a reduction in such payments of the foregoing clauses (a) – (c) (including (i) under Section 13.1 of each Covered Agreement, and (ii) pursuant to 11 U.S. Code § 365(n) or comparable provisions of the CCAA and the BIA) in respect of and to the extent and the proportion related to the amounts referred to in the preceding clause (a); and (e) any and all interest payments to Company and Borrower under Section under Section 9.9 of each of the Covered Agreements assessed on any payments or amounts described in the foregoing clauses (a)-(e).
“Zanidatamab” means Zymeworks’ proprietary bispecific antibody, zanidatamab, [***].
“Zymeworks IP” has the meaning set forth in the Sale Agreement.
Section 1.02Rules of Construction. Unless the context otherwise requires, in this Agreement:
(a)An accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(c)The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(d)The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(e)Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein or in any of the other Transaction Documents) and include any annexes, exhibits and schedules attached thereto.
(f)References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.
(g)References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(h)The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(i)The inclusion in this Agreement of headings of Articles and headings of Sections and the provision of a table of contents are for convenience of reference only and are not intended to be full or precise definitions of the text to which they refer.
(j)The words “hereof”, “herein”, “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Agreement unless otherwise specified.
(k)In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(l)Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Agreement on a day that is not a Business Day, unless this Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
Article II
TERM LOANS; DISBURSEMENT; CERTAIN FEES
Section 2.01Term Loans.
(a)Term Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a term loan to Borrower in an original principal amount equal to such Lender’s Term Loan Commitment (each, a “Term Loan” and collectively, the “Term Loans”).
Borrower shall make only one borrowing under the Term Loan Commitments, which shall be on the Closing Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date, after giving effect to the funding of such Term Loan on such Closing Date.
(b)Borrowing Mechanics for Term Loans.
(i)Borrower shall deliver to Administrative Agent a fully executed Funding Notice no later than [***] prior to the Closing Date (or such shorter period permitted by Administrative Agent) with respect to the Term Loans to be made on the Closing Date.
(ii)Such Funding Notice shall be irrevocable once delivered to Administrative Agent. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Administrative Agent and Lenders (A) may act without liability upon the basis of written or emailed notice believed by Administrative Agent in good faith to be from Borrower (or from any Senior Officer thereof designated in writing purportedly from Borrower to Administrative Agent), (B) shall be entitled to rely conclusively on any Senior Officer’s authority to request a Term Loan on behalf of Borrower until Administrative Agent receives written notice to the contrary, and (C) shall have no duty to verify the authenticity of the signature appearing on any written Funding Notice.
(iii)Each Lender shall make its applicable Term Loan available to Administrative Agent not later than 12:00 p.m. on the Closing Date, by wire transfer of same day funds in Dollars to Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the applicable Term Loans available to Borrower on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Term Loans received by Administrative Agent from Lenders to be credited to the account of Borrower or to such other account as may be designated in writing to Administrative Agent by Borrower.
(c)Pro Rata Shares; Availability of Funds.
(i)Pro Rata Shares. All Term Loans shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby.
(ii)Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the Closing Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loan requested on the Closing Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on the Closing Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on the Closing Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from the Closing Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder. Nothing in this Section 2.01(c)(ii) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder.
Article III
REPAYMENT
Section 3.01Amortization; Maturity Date.
(a)If not earlier repaid in full, the unpaid balance of the outstanding Principal Amount of the Term Loans, together with any accrued and unpaid interest and the Exit Fee, and all other Obligations then outstanding, shall be due and payable in cash to each Lender’s Payment Account in respect of each Lender’s Pro Rata Share on the Maturity Date.
(b)For the avoidance of doubt, solely the Borrower (and no Affiliate of the Borrower, including any other Loan Party) shall be responsible for repaying the Obligations as set forth in clause (a) above; provided, that nothing in this Section 3.01(b) shall limit or otherwise affect any indemnification or other payment obligations of the Borrower, Company, Parent or any other Person under this Agreement, the Sale Agreement or any other Loan Document to which it is a party.

(c)If all or any part of the Term Loans are repaid prior to the Maturity Date, then the Borrower shall be required to pay the Yield Protection Premium. If all or any part of the Term Loans are repaid prior to the Maturity Date and after December 31, 2033, then the Borrower shall be required to pay the Early Redemption Fee in addition to the Yield Protection Premium. If any portion of the Term Loans or the Fixed Interest are outstanding on the Maturity Date, the Borrower shall be required to pay the Exit Fee.
(d)For the avoidance of doubt, the Term Loans may not be voluntarily repaid or prepaid by the Borrower prior to the Maturity Date.
Section 3.02Mandatory Prepayment.
(a)During the continuance of an Event of Default the Administrative Agent may declare the outstanding Principal Amount of the Term Loans, plus any accrued and unpaid interest thereof, the Yield Protection Premium and the Early Redemption Fee (if applicable), to be immediately due and payable hereunder, in whole but not in part, to the extent permitted by law, together with all other Obligations then outstanding or due in connection therewith, to each Lender’s Payment Account in respect of each Lender’s Pro Rata Share.
(b)In connection with the payment in full of the Term Loans outstanding under Section 3.02, any unpaid amounts in respect of such prepaid Term Loans not consisting of principal or Fixed Interest (i.e., any unpaid amounts for indemnification, tax gross-up, default interest and other amounts not consisting of principal or interest) shall be immediately due and payable.
Section 3.03Increased Cost.
(a)If any Regulatory Change occurs that has or would have the effect of:
(i)imposing, modifying or deeming applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, a Lender;
(ii)subjecting a Lender to any Taxes (other than (A) Indemnified Taxes or (B) Excluded Taxes) with respect to the Term Loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)imposing on a Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or Term Loans made by such Lender;
and the result of any of the foregoing shall be to reduce the rate of return on the capital of such Lender as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Lender could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, on the first Payment Date occurring at least [***] after demand by such Lender (which demand shall be accompanied by a statement setting forth the basis for such demand and a description of the computation of such demand), Borrower shall pay directly to such Lender such additional amount or amounts as will compensate such Lender for such reduction. Such Lender will take such actions reasonably requested by Borrower, at the expense of Borrower, if such actions will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it or inconsistent with its internal policies and procedures. In no event will such Lender be expected or required to monitor the occurrence of any of the events or contingencies described in this Section 3.03(a).

Notwithstanding the foregoing, in no event shall Borrower be required to compensate such Lender pursuant to this Section 3.03 for any amounts under this Section 3.03 incurred more than [***] prior to the date that such Lender notifies Borrower of such amount and of such Lender’s intention to claim compensation therefor.
(b)In determining any amount provided for in this Section 3.03, such Lender shall use commercially reasonable averaging and attribution methods. If such Lender makes a claim under this Section 3.03, it shall submit to Borrower a certificate setting forth the basis for such demand and a description of the computation of such demand as to such additional or increased cost or reduction, which certificate shall be conclusive absent manifest error.
Article IV
INTEREST; FEES; EXPENSES; MAKING OF PAYMENTS
Section 4.01Interest Rate; Fees.
(a)The outstanding Principal Amount of the Term Loans shall bear interest from the Closing Date consisting of Fixed Interest, which shall be paid in cash as provided in this Section 4.01.
(b)All interest hereunder in respect of Fixed Interest shall be computed on the basis of 365 days (or 366 days in a leap year) and shall be calculated as simple interest with no requirement to compound or pay in kind any interest prior to the Maturity Date.
Section 4.02[Reserved].
Section 4.03[Reserved].
Section 4.04Collection Account.
(a)Within [***] following the Closing Date or such later date as Administrative Agent may agree in its sole discretion, Borrower shall establish with the Escrow Agent the Collection Account and the Escrow Agreement.
(b)[Reserved].
(c)Prior to the Payment in Full, Borrower shall have no right to terminate the Collection Account without Administrative Agent’s prior written consent.
(d)To the extent any Agreed Payments are paid directly to any Loan Party or any of their Affiliates (other than to the Collection Account), such Loan Party or Affiliate shall (i) remit to the Collection Account all such amounts within [***] of receipt of any such funds, (ii) promptly inform such Covered Agreement Counterparty to remit any future payments to the Collection Account as instructed in the applicable Notice and Instruction Letter and (iii) promptly provide to Administrative Agent a copy of such notice.
Section 4.05Application of Payments; Ratable Sharing.
(a)On each Payment Date, the Borrower shall (1) promptly deliver to the Administrative Agent the Payment Date Distribution Report and (2) distribute, or cause the Escrow Agent to distribute (unless the Escrow Agreement provides for automatic disbursement to the applicable Payment Accounts), from the Collection Account all Agreed Payments since the immediately preceding Payment Date in the order of priority set forth below but, in each case, only to the extent that all amounts then required to be paid ranking prior thereto have been paid in full on such Payment Date:
(i)first, to each Lender’s Payment Account in respect of each Lender’s Pro Rata Share (or such other account as specified in the Escrow Agreement) for application, on the Payment Date, to the Yield Protection Premium, if any, applicable with respect to the Amortization Payments (as defined below);
(ii)second, solely to the extent such Payment Date occurs after December 31, 2033, to each Lender’s Payment Account in respect of each Lender’s Pro Rata Share (or such other account as specified in the Escrow Agreement) for application, on the Payment Date, to the Early Redemption Fee until such Early Redemption Fee is paid in full;
(iii)third, to each Lender’s Payment Account in respect of each Lender’s Pro Rata Share (or such other account as specified in the Escrow Agreement) for application, on the Payment Date, to all accrued and unpaid Fixed Interest for the period from and including the prior Payment Date to and including the day before the current Payment Date;
(iv)fourth, to the extent the payments in respect of the Transferred Royalty Interest deposited in the Collection Account for such period exceeds the amounts payable under the foregoing clauses (i) to (iii) (such excess amount, the “Amortization Payment”), the Amortization Payment shall be disbursed to each Lender’s Payment Account in respect of each Lender’s Pro Rata Share (or such other account as specified in the Escrow Agreement) and applied on the Payment Date by each Lender to repay, on a pro rata basis, the Principal Amount of the Term Loans outstanding; and
(v)fifth, to the extent that any of the Term Loans, the Fixed Interest or the Yield Protection Premium are outstanding on the Maturity Date, the Exit Fee.
Illustrative calculations of Payment in Full are attached hereto as Schedule 4.05(a).
(b)Any Yield Protection Premium or Early Redemption Fee as a result of any payment of the Term Loans pursuant to Section 4.05(a) or as a result of the acceleration of the maturity of the Term Loans pursuant to Section 3.02, shall be presumed to be the liquidated damages sustained by each applicable Lender as the result of the early redemption and repayment of such Term Loans and Borrower agrees that it is reasonable under the circumstances currently existing. BORROWER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE APPLICABLE LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF ANY YIELD PROTECTION PREMIUM OR EARLY REDEMPTION FEE IN CONNECTION WITH ANY SUCH REPAYMENT OR ACCELERATION OR OTHERWISE. Borrower expressly agrees that (to the fullest extent it may lawfully do so) that: (i) each of the Yield Protection Premium and Early Redemption Fee is reasonable and is the product of an arm’s-length transaction among sophisticated business people, ably represented by counsel; (ii) each of the Yield Protection Premium and Early Redemption Fee shall be payable notwithstanding the then-prevailing market rates at the time payment thereof is made; (iii) there has been a course of conduct among Lenders and Borrower giving specific consideration in this transaction for such agreement to pay each of the Yield Protection Premium and Early Redemption Fee; and (iv) Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 4.05(b). Borrower expressly acknowledges that its agreement to pay the Yield Protection Premium and Early Redemption

Fee, as the case may be, to applicable Lenders as here in described is a material inducement to such Lenders to make any Term Loans.
(c)The Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender having Term Loans, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders having Term Loans in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.
Section 4.06[Reserved.]
Section 4.07Making of Payments.
Notwithstanding anything to the contrary contained herein, any payment stated to be due hereunder on a given day in a specified month shall be made or shall end (as the case may be), (i) if there is no such given day or corresponding day, on the last Business Day of such month or (ii) if such given day or corresponding day is not a Business Day, on the next succeeding Business Day.
Section 4.08Setoff or Counterclaim.
Each payment by Borrower under this Agreement shall be made without setoff, deduction or counterclaim. Administrative Agent and each Lender shall have the right to set off any and all amounts owed by Borrower under this Agreement as provided in Section 10.03.
Section 4.09Interest Act.
For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest. The Borrower hereby irrevocably agrees not to plead or assert, whether by way of defense or otherwise, in any proceeding relating to the Transaction Documents, that the interest payable under the Transaction Documents and the calculation thereof has not been adequately disclosed to the Borrower, whether pursuant to Section 4 of the Interest Act (Canada) or any other applicable law or legal principle.
Article V
TAXES
Section 5.01Taxes.
(a)Except to the extent required by Applicable Law, all payments by Borrower under this Agreement or any other Loan Document (including payments with respect to the Term Loans) shall be made free and clear of and without deduction or withholding for any present or future Taxes. If Borrower or any other applicable withholding agent shall be required by Applicable Law (as determined in good faith by Borrower or an applicable withholding agent) to deduct any Taxes from or in respect of any sum payable to Administrative Agent or any Lender under this Agreement or any other Loan Document, (i) the applicable withholding agent shall notify Borrower and the Administrative Agent of any such requirement or any change in any such requirement promptly after the applicable withholding agent becomes aware of it, (ii) if such Taxes are Indemnified Taxes, the sum payable by Borrower shall be increased as necessary so that after all required deductions for Indemnified Taxes have been made by the applicable withholding agent (including deductions applicable to additional sums payable under this Section 5.01(a)), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (iii) the applicable withholding agent shall make such deductions, and (iv) the applicable withholding agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.
(b)Status of Lenders.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Loan Document shall deliver to Borrower, at the time or times reasonably requested by Borrower, such properly completed and executed documentation reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by Borrower as will enable Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.01(b)(ii)(1), (2) or (4) below) shall not be required if in such Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. For avoidance of doubt, for the purposes of this Section 5.01(b), the term “Lender” shall include each applicable assignee.
(ii)Without limiting the generality of the foregoing:
(1)If a Lender is a Foreign Lender, then such Lender shall provide to Borrower (i) in the case of a Foreign Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” (x) a properly completed and duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN (or a successor form), as applicable, properly completed and duly executed by such Foreign Lender and (y) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, (ii) if the payments receivable by the Foreign Lender are effectively connected with the conduct of a trade or business in the U.S., a properly completed and duly executed copy of IRS Form W-8ECI (or a successor form), (iii) in the case of a Foreign Lender that is entitled to benefits under an income tax treaty to which the U.S. is a party, a properly completed and duly executed copy of IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the applicable article(s) of such tax treaty or (iv) to the extent a Foreign Lender is not the beneficial owner, a properly completed and duly executed copy of IRS Form W-8IMY, accompanied by a properly completed and duly executed copy of IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E, as applicable, a certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership (and not a participating Lender) and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit E-4 on behalf of such direct and indirect partner(s). Such forms or certificates shall be delivered by such Foreign Lender on or prior to the date that it becomes a Lender under this Agreement, at any time thereafter if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, and upon a reasonable written request of Borrower. Notwithstanding any other provision of this Section 5.01(b), no Foreign Lender shall be required to deliver any form pursuant to this Section 5.01(b) that such Foreign Lender is not legally eligible to deliver.
(2)Each Lender that is not a Foreign Lender shall provide a properly completed and duly executed copy of IRS Form W-9 (or successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax on or prior to the date on which such Lender becomes a Lender under this Agreement, at any time thereafter if any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, and upon a reasonable written request of Borrower.
(3)Any Foreign Lender shall, to the extent it is legally eligible to do so, deliver to Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit Borrower to determine the withholding or deduction required to be made; and
(4)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower at the time or times prescribed by Applicable Law and at such time or times reasonably requested by Borrower such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower as may be necessary for Borrower to comply with its obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender having assigned its rights and obligations hereunder in whole or in part shall collect from such assignee at the time of the assignment the documents described in Sections 5.01(b)(ii)(1) and (b)(ii)(2) as applicable.
Section 5.02Receipt of Payment.
Within [***] after the date of any payment of Taxes by Borrower pursuant to this Article V, Borrower shall furnish to Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence reasonably satisfactory to Administrative Agent.
Section 5.03Other Taxes.
Borrower shall promptly pay, and shall indemnify and hold the Administrative Agent and each Lender harmless from, any registration, transfer, stamp or documentary, recording or similar Taxes arising from any payment made under any Loan Document, or from the execution, delivery, performance, enforcement or registration of, the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes with respect to an assignment by a Lender that are Other Connection Taxes (all such non-excluded Taxes, “Other Taxes”), to the relevant Governmental Authority in accordance with Applicable Law. As soon as practicable after any payment of any such Other Taxes by a Borrower to a Governmental Authority, Borrower shall furnish to each Lender (as applicable, with a copy to the Administrative Agent) the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment or other evidence reasonably satisfactory to the Administrative Agent of such payment.
Section 5.04Indemnification.
If Administrative Agent or any Lender pays any Indemnified Taxes that Borrower is required to pay pursuant to this Article V, Borrower shall indemnify Administrative Agent or such Lender within [***] after written demand therefor, in full (including any Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 5.04), including any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any indemnification payment pursuant to this Section 5.04 shall be made to the applicable Lender within [***] from written demand therefor. A certificate of Administrative Agent or any affected Lender claiming any compensation under this Section 5.04, setting forth the amounts to be paid thereunder and delivered to Borrower, shall be conclusive, binding and final for all purposes, absent manifest error.
Section 5.05Registered Obligation.
(a)Borrower shall establish and maintain, at its address referred to in Section 12.03, (i) a Register in which Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Lenders in the Term Loans, each of its obligations under this Agreement to participate in the Term Loans, and any assignment of any such interest, obligation or right, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of Lender(s) (and each change thereto pursuant to Sections 12.01 and 12.02), (2) the amount of the Term Loans described in clause (i) above, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received and its application to the Term Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and each Lender shall treat each person whose name is recorded in the Register as the owner of the Term Loans for all purposes of this Agreement, notwithstanding notice to the contrary. No error in the Register shall diminish any of Borrower’s obligations to any Lender under this Agreement.
(b)Notwithstanding anything to the contrary contained in this Agreement or elsewhere, the Term Loans (including any note evidencing such Term Loans) are registered obligations, the right, title and interest of a Lender and its assignees in and to the Term Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. The parties hereto intend that the Term Loans will be at all times maintained in “registered form” within the meaning of Section 5f.103-1(c) of the U.S. Treasury Regulations, Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).
Section 5.06Tax Treatment.
For U.S. federal income and applicable state and local income tax purposes, the Parties agree that the Term Loans are debt.
Each Party agrees not to take any position that is inconsistent with the intended tax treatment set forth in this Section 5.06 on any Tax return or in any audit or other administrative or judicial proceeding unless (i) each other Party has consented to such actions; or (ii) as a result of a material change in Applicable Law following the date of this Agreement, counsel for such Party has advised it in writing that taking such a position would, notwithstanding compliance with all applicable reporting requirements and disclosure obligations, subject such Party to penalties under the Code.
Section 5.07Treatment of Certain Refunds.
If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Article V (including by the payment of additional amounts pursuant to this Article V), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Article V with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.07 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.07, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.07 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.07 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

Article VI
CONDITIONS PRECEDENT
Section 6.01Closing Date.
The effectiveness of this Agreement, and the obligation of each Lender to make a Credit Extension on the Closing Date, is subject to the satisfaction of the following conditions on or before the Closing Date:
(a)This Agreement and the other Loan Documents to be executed on the Closing Date shall have been executed and delivered to Administrative Agent by each party thereto.
(b)Administrative Agent shall have received an executed copy of:
(i)an opinion of (A) Gibson, Dunn & Crutcher LLP, counsel to the Loan Parties, and (B) Blake, Cassels & Graydon LLP, Canadian counsel to the Loan Parties, in each case dated the Closing Date in form and substance reasonably satisfactory to Administrative Agent and each Lender; and
(ii)a certificate of each Loan Party, executed respectively by a Senior Officer thereof, dated the Closing Date, substantially in the form of Exhibit F hereto.
(c)Each Loan Party shall have delivered to Administrative Agent a certificate, dated the Closing Date, of a Senior Officer (the statements in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of such party’s certificate of incorporation or other organizational documents (together with any and all amendments thereto); (ii) attaching copies, certified by such officer as true and complete, of resolutions of the Board of Directors (or similar governing body) of such party authorizing and approving the execution, delivery and performance by such party of the Loan Documents to which it is a party and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer of such party who executed and delivered such Loan Documents, including therein a signature specimen of each such officer; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Governmental Authority of the jurisdiction of formation, stating that such party was in good standing under the laws of such jurisdiction as of the Closing Date (or a date immediately prior thereto acceptable to Administrative Agent).
(d)The Transaction Documents shall be in full force and effect.
(e)All necessary governmental and third-party approvals, notices, consents and filings, including in connection with the Term Loans, the Security Agreement, the Sale Agreement and the other Loan Documents shall have been obtained or made and shall remain in full force and effect.
(f)Borrower shall have delivered to Administrative Agent certified copies of UCC, tax and judgment lien searches, copies of PPSA searches, or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name Borrower as debtor and that are filed in those state, county, provincial and territorial jurisdictions in which Borrower is organized or maintains its principal place of business and such other searches that Administrative Agent deems necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Loan Documents (other than any Permitted Liens).

(g)Administrative Agent shall have received all UCC and PPSA financing statements in appropriate form for filing under the UCC or PPSA, as applicable, and all other certificates, agreements, instruments, filings, recordings and other actions, that are necessary or reasonably requested by Administrative Agent in order to establish, protect, preserve and perfect the security interest in the assets of Borrower constituting Collateral as provided in the Security Agreement as a valid and perfected first priority security interest with respect to such assets shall have been duly effected (or arrangements therefor satisfactory to Administrative Agent shall have been made).
(h)Administrative Agent and each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the Patriot Act, including and the information described in Section 12.18.
(i)Administrative Agent shall have received from Company an electronic copy of all of the information and documents posted as of the Closing Date to the virtual data room established by Company and made available to Administrative Agent via firmex.com.
(j)Administrative Agent shall have received such other approvals, opinions, documents or materials as it may reasonably request.
(k)Administrative Agent shall have received a fully executed and delivered Funding Notice as and when required by Section 2.01(b)(i).
(l)As of the Closing Date, no event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or (ii) would reasonably be expected to constitute a Material Adverse Effect (without giving effect to the cure period applicable to an Event of Default based thereon), in each case both at the time of, and immediately after giving effect to, the making of the Term Loan.
(m)[Reserved].
(n)As of the Closing Date, the representations and warranties contained herein and in each other Loan Document, certificate or other writing delivered to Administrative Agent or any Lender pursuant hereto or thereto on the Closing Date shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations or warranties that already are qualified or modified as to “materiality” or “Material Adverse Effect” in the text thereof, which representations and warranties shall be true and correct in all respects subject to such qualification) on and as of such earlier date.
Article VII
REPRESENTATIONS AND WARRANTIES
Section 7.01Representations and Warranties of Borrower.
In order to induce Administrative Agent and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Borrower represents and warrants to Administrative Agent and the Lenders, on the Closing Date, that the following statements are true and correct:
(a)Borrower is a limited partnership duly formed and existing under the laws of British Columbia and, through Borrower GP, has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. Borrower is duly qualified to transact business in every jurisdiction in which such qualification is required by Applicable Law. Each other Loan Party is duly organized or formed, as applicable, validly existing and in good standing under the laws of its jurisdiction of organization or formation and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. Each other Loan Party is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not result in, and could not reasonably be expected to have resulted in a Material Adverse Effect).
(b)None of the execution and delivery by any Loan Party of any of the Loan Documents to which such Loan Party is party, the performance by such Loan Party of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy (including termination, cancellation or acceleration) or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which such Loan Party or any of its assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which such Loan Party is a party or by which such Loan Party or any of its assets or properties is bound or committed (other than the Covered Agreements and Related Agreements), (C) any term or provision of any Covered Agreement or any Related Agreement, or (D) any term or provision of any of the Organizational Documents of such Loan Party, except in the case of clause (A) or (B) where any such event would not reasonably be expected to result in a Material Adverse Effect; or (ii), except as provided in or contemplated by any of the Transaction Documents, result in or require the creation or imposition of any Lien (other than Permitted Liens).
(c)Other than pursuant to the Loan Documents, no Loan Party has granted or agreed to grant any Lien on the Transferred Royalty Interest (other than, after the Closing Date, Permitted Liens), nor does there exist any Lien on the Transferred Royalty Interest or its Capital Stock (other than, after the Closing Date, Permitted Liens).
(d)Each Loan Party has all powers and authority to execute and deliver and perform its obligations under the Loan Documents to which it is party, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Loan Documents to which each Loan Party is party and the performance by such Loan Party of its obligations hereunder and thereunder have been duly authorized by such Loan Party. Each of the Loan Documents to which each Loan Party is party has been duly executed and delivered by such Loan Party. Each of the Loan Documents to which each Loan Party is party constitutes the legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.

(e)Upon giving effect to the Sale (and subject to the terms and conditions thereof), Borrower shall be the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Collateral, free and clear of all Liens (other than Permitted Liens) and Borrower shall be entitled to be the sole recipient of all Agreed Payments. Upon granting by Borrower of the security interests in the Collateral to Administrative Agent, Administrative Agent shall acquire a first priority security interest in the Collateral, free and clear of all Liens (other than Permitted Liens). Neither Borrower nor any of its Affiliates has caused, and to the Knowledge of the Loan Parties no other Person has caused, the claims and rights of Administrative Agent or any Lender created by any Loan Document in and to the Collateral, to be subordinated to any creditor or any other Person.
(f)The execution and delivery by each Loan Party of the Loan Documents to which such Loan Party is party, the performance by such Loan Party of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the granting of security interests in the Collateral to Administrative Agent) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for (i) the filing of any applicable notices under securities laws, (ii) the filings necessary to perfect Liens created by the Loan Documents, (iii) those previously obtained and in full force and effect, and (iv) consents, notices, filings and registrations in connection with the Sale as contemplated by the Sale Agreement.
(g)There is no action, suit, arbitration proceeding, claim, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal, and including by or before a Governmental Authority) pending or, to the Knowledge of the Loan Parties, threatened in writing (or, in the case of a threat by a Governmental Authority, threatened orally or in writing) by or against such Loan Party or any of its Subsidiaries, at law or in equity, that (i) if adversely determined, would reasonably be expected to result in a Material Adverse Effect or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Loan Documents to which such Loan Party is party.
(h)Upon consummation of the transactions contemplated by the Loan Documents and the application of the proceeds of the Term Loans to be made on the Closing Date, (i) the present fair saleable value of the properties and assets of each of Borrower and Company, on an individual basis, will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (ii) the present fair saleable value of the properties and assets of each of Borrower and Company, on an individual basis, will not be less than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (iii) each of Borrower and Company, on an individual basis, will be generally able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they become absolute and matured, (iv) neither Borrower nor Company, on an individual basis, will have unreasonably small capital with which to engage in its business as now conducted, (v) neither Borrower nor Company, on an individual basis, has incurred debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (vi) neither Borrower nor Company, on an individual basis, will have become subject to any Insolvency Event and (vii) neither Borrower and Company, on an individual basis, will have been rendered insolvent within the meaning of any Applicable Law. No step has been taken by Borrower, Company or any of their Affiliates or, to their Knowledge, any other Person to make Borrower or Company subject to an Insolvency Event.
(i)No Default or Event of Default has occurred and is continuing, and no such event will occur upon the making of the Term Loans to be made on the Closing Date.

(j)Each of Borrower and Company has timely filed (or caused to be filed) when due all material income and other Tax returns and reports required by Applicable Law to have been filed by it and has paid all material Taxes required to be paid by it (including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings and for which Borrower or Company, as applicable, has set aside on its books adequate reserves. None of the payments received (or to be received) by Borrower or Company in respect of the right to receive the Agreed Payments has been, or under current Law will be, subject to any deduction or withholding of any Tax.
(k)No Loan Party has taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Agreement. Except as set forth on Schedule 7.01(k), there is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of any Loan Party who might be entitled to any such commission or fee in connection with the transactions contemplated by this Agreement.
(l)No Loan Party (i) has violated, is in violation of, is under investigation with respect to, and has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority and (ii) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case, that would reasonably be expected to result in a Material Adverse Effect. Each Loan Party is in compliance with the requirements of all Applicable Laws, a breach of which would reasonably be expected to result in a Material Adverse Effect.
(m)No Loan Party is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no portion of the Term Loans shall be used by any Loan Party for a purpose that violates Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.
(n)No Loan Party nor, to the Knowledge of the Loan Parties, any Covered Agreement Counterparty, as applicable, has taken any action or omitted to take any action that would adversely impact the right of Administrative Agent to take a security interest in the Collateral.
(o)Company has delivered to the Administrative Agent, or has provided the Administrative Agent access to, true, correct and complete copies of (A) all Agreed Reports provided to Company or Parent by each Covered Agreement Counterparty as of the Closing Date, (B) true, correct and complete copies of each Covered Agreement and each Related Agreement, including any amendments thereto as of the date hereof, (C) all minutes or material records from, and meeting materials of, the JSC under each respective Covered Agreement or similar team or committee established in connection with such Covered Agreement, (D) any material current plans and budgets related to any Licensed Products provided to Company or Parent by a Covered Agreement Counterparty, (E) all material communications and notices between, to or from Company or Parent and each Covered Agreement Counterparty under each Covered Agreement, including any notices or communications between the Company or Parent and any Governmental Authority or institutional review board and (F) any material notices or material communications not made pursuant to the terms of a Covered Agreement but related to the Zani Royalties, the Zymeworks IP, any Licensed Products, any Covered Agreement or any Related Agreement. Company has not proposed, or received any proposal from any Covered Agreement Counterparty or any counterparty to any Related Agreement, to amend, waive, supplement, restate or modify any provision of any Covered Agreement or any Related

Agreement in any manner that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Material Adverse Effect.
(p)Each Covered Agreement and each Related Agreement is in full force and effect and has not been waived, altered or modified in any respect, whether by consent or otherwise. No party to any Covered Agreement or any Related Agreement has been released, in whole or in part, from any of its obligations under such Covered Agreement or Related Agreement. No Covered Agreement or Related Agreement has been satisfied in full, discharged, canceled, terminated, subordinated or rescinded, in whole or in part. Neither Company nor Parent has (A) given any Covered Agreement Counterparty any notice of termination of a Covered Agreement (whether in whole or in part) or any notice expressing any intention to terminate a Covered Agreement or (B) received any notice of termination of a Covered Agreement (whether in whole or in part) or any notice expressing any intention to terminate a Covered Agreement. To the Knowledge of the Loan Parties, no event has occurred that would give rise to the expiration or termination of, or any party having the right to terminate, a Covered Agreement. Neither Company nor Parent has (A) given the applicable counterparty any notice of termination of a Related Agreement (whether in whole or in part) or any notice expressing any intention to terminate a Related Agreement or (B) received any notice of termination of a Related Agreement (whether in whole or in part) or any notice expressing any intention to terminate a Related Agreement. Each Covered Agreement and each Related Agreement (individually or collectively) is the entire agreement among the parties thereto relating to the subject matter thereof, and there are no other Contracts between Company or Parent (or any predecessor or any Affiliate thereof), on the one hand, and any Covered Agreement Counterparty (or any predecessor or Affiliate thereof), on the other hand, that relate to the Zani Royalties, the LP-Specific Zyme IP or the Licensed Products (including the development or commercialization thereof), or that (with or without the giving of notice or passage of time, or both) would reasonably be expected to result in a Material Adverse Effect. Company has not conveyed, assigned or in any other way transferred all or any portion of its right, title and interest in and to the Zani Royalties, the LP-Specific Zyme IP or any Licensed Product, except as set forth in the Covered Agreements and Related Agreements. There are no Liens on all or any portion of Company’s right, title and interest in and to any Covered Agreement, any Related Agreement, the Zymeworks IP, any Licensed Product or the right to receive Agreed Payments (in each case, other than Permitted Liens). Except as set forth on Schedule 7.01(p), Company has not consented to any assignment, delegation or other transfer by any Covered Agreement Counterparty, any other counterparty or any of their respective predecessors of any of their respective rights or obligations under any Covered Agreement or any Related Agreement, as applicable.
(q)To the Knowledge of the Loan Parties, nothing has occurred and no condition exists that would adversely impact the right of Borrower to receive any Agreed Payments.
(r)To the Knowledge of the Loan Parties, and except as scheduled on Schedule 7.01(r), all payments with respect to the Zani Royalties required to be made under the Covered Agreements have been timely made by the Covered Agreement Counterparty and received by Company in accordance with the terms thereof. Company has timely paid all amounts due under each In-License Agreement in accordance with the terms thereof. No payment of the Zani Royalties has been subject to any claim pursuant to any right of rescission, set-off, counterclaim, reduction or defense (including as a result of a Permitted Royalty Reduction) and the amount of the Zani Royalties is not, as of the date hereof, subject to any such claim (including as a result of a Permitted Royalty Reduction). To the Knowledge of the Loan Parties and except as scheduled on Schedule 7.01(r), no event or condition exists that, upon notice or passage of time or both, would reasonably be expected to permit any Covered Agreement Counterparty to claim, or have the right to claim, a Permitted Royalty Reduction.

(s)The execution, delivery and performance of the Covered Agreements and the Related Agreements was and is within the corporate powers or other organizational power of Company and its Affiliates and, to the Knowledge of Borrower, each Covered Agreement Counterparty and each Related Agreement counterparty. Each Covered Agreement and each Related Agreement was duly authorized by all necessary corporate or partnership action on the part of, and validly executed and delivered by, Company and its Affiliates and, to the Knowledge of the Loan Parties, each Covered Agreement Counterparty and each Related Agreement counterparty. Each Covered Agreement and each Related Agreement is legal, valid, binding, enforceable against each party thereto, and will remain in full force and effect. Each Covered Agreement and each Related Agreement will not cease to be legal, valid, binding, enforceable against each party thereto, and in full force and effect on identical terms, immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or as a result of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of any Covered Agreement or Related Agreement by Company or its Affiliate or, to the Knowledge of the Loan Parties, each Covered Agreement Counterparty and Related Agreement counterparty. No event has occurred that with notice or lapse of time would (i) permit termination of a Covered Agreement or a Related Agreement or (ii) constitute a breach, default, modification or trigger acceleration under or to a Covered Agreement or a Related Agreement that would reasonably be expected (with or without the giving of notice or the passage of time, or both) to result in a Material Adverse Effect. To the Knowledge of the Loan Parties, no party to a Covered Agreement or a Related Agreement has repudiated any provision of a Covered Agreement a Related Agreement, as applicable. Neither Company nor Parent has received any notice in connection with a Covered Agreement or a Related Agreement challenging the validity, enforceability or interpretation of any provision of such agreement or any obligation to pay any portion of the Zani Royalties in accordance with the Covered Agreements.
(t)There are no sublicenses entered into by a Covered Agreement Counterparty or any other Person (including any predecessor or Affiliate thereof) in respect of a Covered Agreement Counterparty’s rights and obligations under a Covered Agreement (including under any rights granted therein with respect to the Zymeworks IP) pursuant to which the sublicensee receives a sublicense to commercialize Licensed Products for such sublicensee’s own account (i.e. rather than to distribute on behalf of the applicable Counterparty). Neither Company nor Parent has received any notice from a Covered Agreement Counterparty pursuant to Section 2.2(b) of the BeOne Agreement or Section 2.2(b) of the Jazz Agreement, nor have Company or Parent been requested to give consent by or given consent to, nor are Company or Parent in negotiation with, a Covered Agreement Counterparty, pursuant to such provisions with respect to a sublicense described in this Section 7.01(t).
(u)Except as set forth on Schedule 7.01(u), Company has not notified any Covered Agreement Counterparty, any other counterparty or any other Person of, or otherwise made, any claims for indemnification under any Covered Agreement or any Related Agreement, nor has Company received any claims for indemnification under any Covered Agreement or any Related Agreement, whether pursuant to Article 13 of either Covered Agreement, or otherwise.
(v)None of Borrower nor any Covered Agreement Counterparty has initiated, pursuant to Section 9.10(b) of any Covered Agreement or otherwise, any inspection or audit of books of accounts or other records pertaining to any Licensed Product, Net Sales (as defined in the applicable Covered Agreement), the calculation of royalties or other amounts payable to Company under the Covered Agreements.

(w)As of the date hereof, the parties to each Covered Agreement have established the JSC under each Covered Agreement (as defined in each such Covered Agreement). All such committees have the authority under, and have been operating under the objectives, responsibilities and in the manner provided in, such Covered Agreement, and no material disputes have arisen in connection with any matters subject to the oversight of such committees that would reasonably be expected to have a Materially Adverse Effect.
(x)No Capital Stock has been issued by Borrower other than the Capital Stock issued to Company and Borrower GP that is subject to the pledge to Administrative Agent under the Pledge Agreement.
(y)The chief place of business, the chief executive office, the registered office and each office where each Loan Party keeps its records regarding the right to receive the Agreed Payments are, as of the date hereof, each located at, (i) in the case of Borrower, Company and Borrower GP at each of (A) 114 East 4th Avenue, Suite 800, Vancouver, BC, V5T 1G4 and (B) 1133 Melville Street, Suite 3500, The Stack, Vancouver, BC, V6E 4E5 and, (ii) in the case of Parent at each of (A) 114 East 4th Avenue, Suite 800, Vancouver, BC, V5T 1G4, (B) 108 Patriot Drive, Suite A, Middletown, DE 19709 and (C) c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange St., Wilmington, DE 19801.
(z)None of Borrower, Company or Borrower GP (or any predecessor by merger, amalgamation or otherwise) has, within the three (3) year period preceding the date hereof, had a name that differs from its name as of the date hereof.
(aa)No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940.
(bb) All written information heretofore or herein supplied by or on behalf of the Loan Parties to Administrative Agent or any Lender is accurate and complete in all material respects; provided that all written information heretofore or herein supplied by or on behalf of Borrower to Administrative Agent and produced by any Third Party is accurate and complete in all material respects to the Knowledge of Borrower. There is no fact or circumstance known to the Loan Parties that would reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed to Administrative Agent and each Lender or in required reports and other information filed with the SEC under the Act and the Exchange Act (to the extent publicly available).
(cc) Borrower’s exact legal name is, and since its formation has been, “Zymeworks Royalty Limited Partnership”. Borrower is, and since its formation has been, formed in British Columbia, Canada. Company’s exact legal name is, and for the immediately preceding three (3) years has been, “Zymeworks BC Inc.”. Company is, and for the prior eight (8) years has been, incorporated in British Columbia, Canada.
(dd) Ziihera® and any products containing the bispecific antibody zanidatamab as the active pharmaceutical ingredient that are owned or controlled by Company or Covered Agreement Counterparty and, with respect only to the Jazz Agreement, are not antibody-drug conjugates and with respect only to the BeOne Agreement, such antibody does not incorporate any amino acid or chemical modifications and expressly excludes the Company’s proprietary antibody, ZW49, constitute Licensed Products under each Covered Agreement. As of the date hereof, Ziihera® is the only Licensed Product that is currently being developed or commercialized under any Covered Agreement.

(ee) Intellectual Property.
(i)The issued patents and pending patent applications listed on Schedule 7.01(ee) are referred to in this Agreement as the “Licensed Patents”. Other than the patents and patent applications included in the In-License Agreements (as identified on Schedule 7.01(ee), for which the Company is the non-exclusive licensee), Company is the sole and exclusive owner of all of the owned Licensed Patents, free and clear of all Liens other than Permitted Liens, and has a non-exclusive interest in, all of the in-licensed Licensed Patents, free and clear of all Liens other than Permitted Liens. Schedule 7.01(ee) specifies as to each Licensed Patent the jurisdictions in which each such patent has issued or such patent application has been filed, including the respective patent numbers and application numbers and issue and filing dates, and whether such Licensed Patent constitutes LP-Specific Zyme IP. The Licensed Patents are the only issued patents and patent applications comprising the Zymeworks IP.
(ii)There are no prior, no pending or, to the Knowledge of the Loan Parties, threatened, litigations, interferences, reexamination, reissue, inter partes reviews, post-grant-reviews, oppositions or like proceedings involving the Licensed Patents.
(iii)Each of the issued patents comprising the Licensed Patents is in full force and effect and has not lapsed, expired or otherwise terminated, and, to the Knowledge of the Loan Parties, is valid and enforceable. Each of the patent applications comprising the Licensed Patents is subsisting and has not lapsed, expired or otherwise terminated. Neither Company nor Parent has received any written notice relating to the lapse, expiration or other termination of any of the Licensed Patents, or any written legal opinion that alleges that any of the Licensed Patents is invalid or unenforceable.
(iv)Each individual associated with the prosecution of the Licensed Patents, including the named inventors, has complied with all applicable duties of candor and good faith in dealing with any applicable patent office, including any duty to disclose to any patent office all information known by such inventors to be material to the patentability of the Licensed Patents (including any relevant prior art), in each case, in those jurisdictions where such duties exist. There is no Person who is or claims to be an inventor under any of the Licensed Patents who is not a named inventor thereof.
(v)No Loan Party, and, to the Knowledge of the Loan Parties, no Covered Agreement Counterparty has, received any written notice of any claim by any Person challenging the inventorship or ownership of, the rights of Company or such Covered Agreement Counterparty, as applicable, in and to, or the patentability, validity or enforceability of, any Licensed Patent, or asserting that the development, manufacture, commercialization, use, marketing, sale, offer for sale, importation, distribution or other exploitation of the Licensed Products infringes, misappropriates or otherwise violates any patent rights or other intellectual property rights of such Person, or otherwise invites Company or a Covered Agreement Counterparty to license the patent rights or other intellectual property rights of such Person for purposes of developing, making, using, offering to sell, selling, importing or exporting Zanidatamab.
(vi)To the Knowledge of the Loan Parties, the development, manufacture, importation, commercialization, use, marketing, sale, offer for sale, importation, distribution or other exploitation of the Licensed Products has not infringed, misappropriated or otherwise violated, and does not and will not infringe, misappropriate or otherwise violate, any patent rights or other intellectual property rights owned by any Person. Except as set forth in Schedule 7.01(ee)(vi), neither Company nor, to the Knowledge of the Loan Parties, any Covered Agreement Counterparty, has in-licensed any patent rights or other intellectual property rights covering the development, manufacture, commercialization, use, marketing, sale, offer for sale, importation, distribution or other exploitation of the Licensed Products.
(vii)To the Knowledge of the Loan Parties, no Third Party has infringed, misappropriated or otherwise violated, or is infringing, misappropriating or otherwise violating, any of the Licensed Patents or any other patent rights claiming the composition of matter of, or the method of making or using, the Licensed Products, except as would not reasonably be expected to result in a Material Adverse Effect.
(viii)All required maintenance fees, annuities and like payments with respect to the Licensed Patents for which any Loan Party is responsible for maintenance under Section 14.3 of the Jazz Agreement and Section 14.2 of the BeOne Agreement have been paid timely, and (y) to the Knowledge of the Loan Parties, all required maintenance fees, annuities and like payments with respect to all other Licensed Patents have been paid timely.
(ff) The Borrower has not sponsored, maintained, contributed to, or otherwise incurred liability under any Canadian Defined Benefit Plan.
(gg) There are no agreements to which any Loan Party is a party pursuant to which such Loan Party in-licenses patents or know-how included in the Zymeworks IP that are necessary to exploit the Licensed Products pursuant to the Covered Agreements and are currently in effect other than the In-License Agreements set forth on Schedule 7.01(gg).
(hh) No Loan Party has any obligation to supply, or does, directly or indirectly, supply Zanidatamab to the Covered Agreement Counterparties, other than obligations to supply previously manufactured Zanidatamab to clinical sites for the ZW25-301 study pursuant to Section 7.3(a) of the Jazz Agreement.
Section 7.02Survival of Representations and Warranties. All representations and warranties by Borrower, whether with respect to Borrower, Company, any respective Affiliate or any asset or property, contained in this Agreement shall survive the execution, delivery and acceptance thereof by the Parties and the closing of the transactions described in this Agreement and continue in effect until payment of all amounts due to the Administrative Agent and the Lenders under the Transaction Documents.
Article VIII
AFFIRMATIVE COVENANTS
Borrower covenants and agrees with Administrative Agent and the Lenders that, until Payment in Full:
Section 8.01Maintenance of Existence.
Borrower shall at all times (a) preserve, renew and maintain in full force and effect its legal existence (except as otherwise permitted pursuant to Section 9.02(a) hereof) as a limited partnership under the Laws of the jurisdiction of its organization; (b) not change its name (including by adding any French name or any combined English/French or French/English name) or its chief executive office or registered office as set forth herein without having given Administrative Agent the notice thereof required under Section 8.13; and (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business.

Section 8.02Use of Proceeds.
Borrower shall use the net proceeds of the Term Loans received by it to acquire assets from Company pursuant to the Sale Agreement.
Section 8.03Financial Statements and Information.
(a)[Reserved].
(b)[Reserved].
(c)Borrower shall, promptly upon receipt thereof, forward or cause to be forwarded to Administrative Agent copies of all notices, reports, updates and other data or information in accordance with Section 4.01 of the Sale Agreement.
(d)Borrower shall, within [***] following receipt thereof, deliver or cause to be delivered to Administrative Agent (i) a true copy of each Agreed Report when received, together with a certificate of a Senior Officer of Borrower, certifying that to the Knowledge of Borrower such Agreed Report is a true, correct and complete copy of such Agreed Report as provided to Company by the applicable Covered Agreement Counterparty, (ii) copies of all JSC meeting minutes, materials and notices received or sent under the Covered Agreements that would reasonably be expected to be material to an owner of all or any portion of the Zani Royalties, and (iii) such additional information as is reasonably requested by Administrative Agent in respect of the Zani Royalties, the Licensed Products or Zymeworks IP.
(e)Administrative Agent and its Representatives shall have the right, from time to time, not more than once per calendar quarter, during normal business hours and upon at least [***] prior written notice to Borrower (provided that, after the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right, as often, at such times and with such prior notice, as Administrative Agent determines in its reasonable discretion), to visit the offices and properties of Borrower, Parent and Company where books and records relating or pertaining to the Zani Royalties and the Collateral are kept and maintained (or, at Administrative Agent’s option, to conduct a meeting by telecommunications), to discuss, with officers of Borrower, Parent and Company, the business, operations, properties and financial and other condition of Borrower, Parent and Company, to discuss the Covered Agreements and the Licensed Products, to discuss the Agreed Reports, to verify compliance with the provisions of the Loan Documents regarding receipt and application of the Agreed Payments and, upon physical visits, to inspect and make extracts from and copies of the books and records of Borrower, Parent and Company relating or pertaining to the Zani Royalties and the Collateral.
(f)All written information supplied by or on behalf of Borrower to Administrative Agent and the Lenders pursuant to this Section 8.03 shall be accurate and complete in all material respects as of its date or the date so supplied. For the avoidance of doubt, Borrower makes no representations or warranties regarding the accuracy or completeness of any information it receives from a Third Party that it is required to furnish to Administrative Agent or Lenders pursuant to this Section 8.03, unless to the Knowledge of Borrower or Parent such information is inaccurate or incomplete, in which case Borrower or Parent shall specify such inaccuracy or incompleteness.

Section 8.04Books and Records.
Borrower shall keep proper books, records and accounts in which entries in conformity with sound business practices and all requirements of Law applicable to it shall be made of all dealings and transactions in relation to its business, assets and activities and as shall permit the preparation of the consolidated financial statements of Borrower in accordance with GAAP.
Section 8.05Governmental Authorizations.
Borrower shall obtain, make and keep in full force and effect all authorizations from and registrations with Governmental Authorities that may be required for the validity or enforceability against Borrower of this Agreement and the other Loan Documents to which it is a party.
Section 8.06Compliance with Laws and Contracts.
(a)Borrower shall comply with all Applicable Laws, except where the failure to comply could not reasonably be expected to result in a Material Adverse Effect.
(b)Borrower shall at all times comply with the margin requirements set forth in Section 7 of the Exchange Act and any regulations issued pursuant thereto, including, without limitation, Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II.
Section 8.07Plan Assets.
Borrower shall not take any action that causes its assets to be deemed to be Plan Assets at any time.
Section 8.08Notices.
Borrower shall give written Notice to Administrative Agent:
(a)within [***] of obtaining Knowledge thereof of each Default, Event of Default and each other event that has or would reasonably be expected to have a Material Adverse Effect;
(b)[reserved];
(c)within [***] of obtaining Knowledge thereof, any litigation or proceedings to which Borrower is a party or which would reasonably be expected to have a Material Adverse Effect;
(d)within [***] of obtaining Knowledge thereof, any litigation or proceedings challenging the validity of any Covered Agreement or otherwise related to a Covered Agreement, the Transaction Documents or any of the transactions contemplated therein;
(e)within [***] of obtaining Knowledge thereof, any representation or warranty made or deemed made by Borrower in any of the Loan Documents or in any certificate delivered to Administrative Agent pursuant hereto shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made or deemed made;
(f)within [***] of obtaining Knowledge thereof, the occurrence of any Material Adverse Effect; and
(g)within [***] following the receipt of any written notice from a Covered Agreement Counterparty of an event which has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and such Notice to Administrative Agent shall include a copy of such notice together with a summary of Company’s or Borrower’s intended response to such Covered Agreement Counterparty.
Section 8.09Payment of Taxes.
Borrower shall timely file all required income and other material Tax returns and reports or extensions therefor, and timely pay all material Taxes imposed on or in respect of Borrower’s income or assets that are due and payable and before any Lien on any of its assets exists as a result of nonpayment except as provided in Section 9.03 hereof and except for Taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP.
Section 8.10Waiver of Stay, Extension or Usury Laws.
Notwithstanding any other provision of this Agreement or the other Loan Documents, if at any time the rate of interest payable by any Person under the Loan Documents exceeds the Maximum Lawful Rate, then, so long as the Maximum Lawful Rate would be exceeded, such rate of interest shall be equal to the Maximum Lawful Rate. If at any time thereafter the rate of interest so payable is less than the Maximum Lawful Rate, such Person shall continue to pay interest at the Maximum Lawful Rate until such time as the total interest received from such Person is equal to the total interest that would have been received had applicable law not limited the interest rate so payable. In no event shall the total interest received by a Lender under this Agreement and the other Loan Documents exceed the amount which such Lender could lawfully have received, had the interest due been calculated from the Closing Date at the Maximum Lawful Rate. Without limiting the foregoing, Borrower will not at any time, to the extent that it may lawfully not do so, insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or other law that would prohibit or forgive Borrower from paying all or any portion of the principal of or premium, if any, or interest on the Term Loans as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Agreement; and, to the extent that it may lawfully do so, Borrower hereby expressly waives all benefit or advantage of any such law and expressly agrees that it will not hinder, delay or impede the execution of any power herein granted to the Lenders, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 8.11[Reserved].
Section 8.12Security Documents; Further Assurances.
Borrower shall promptly, upon the reasonable request of Administrative Agent, at Borrower’s expense, (a) execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Loan Documents or otherwise deemed by Administrative Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Loan Document, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith; (b) deliver or cause to be delivered to Administrative Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to Administrative Agent and Administrative Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Loan Documents; and (c) upon the exercise by Administrative Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that Administrative Agent may require. In addition, subject to Section 8.12(b), Borrower shall promptly, at its sole cost and expense, execute and deliver to Administrative Agent such further instruments and documents, and take such further action, as Administrative Agent may, at any time and from time to time, reasonably request in order to carry out the intent and purpose of this Agreement and the other Loan Documents to which it is a party and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Administrative Agent hereby and thereby.
Section 8.13Information Regarding Collateral.
Borrower shall not effect any change (a) in its legal name, (b) in the location of its chief executive office or registered office, (c) in its identity or organizational structure, or (d) in its federal Taxpayer Identification Number or organizational identification number, if any (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), or its Canada Revenue Agency business number until (i) it shall have given Administrative Agent not less than [***] prior written notice (in the form of an certificate of a duly authorized officer of Borrower), or such lesser notice period agreed to by Administrative Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as Administrative Agent may reasonably request and (ii) it shall have taken all action reasonably satisfactory to Administrative Agent to maintain the perfection and priority of the security interest of Administrative Agent in the Collateral, if applicable (subject to the limitations set forth in Section 8.12(b)). Borrower shall not effect any change in its jurisdiction of organization. Borrower agrees to provide promptly to Administrative Agent certified Borrower’s Organizational Documents reflecting any of the changes described in the preceding sentence. Borrower also agrees to notify promptly Administrative Agent of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which any portion of Collateral is located (including the establishment of any such new office or facility).
Section 8.14Additional Collateral.
With respect to any Collateral acquired after the Closing Date by Borrower that is not already subject to the Lien created by any of the Loan Documents or specifically excluded from the requirement to be subject to such Lien in the Loan Documents, Borrower shall promptly (and in any event within [***] after the acquisition thereof) (a) execute and deliver to Administrative Agent such amendments or supplements to the relevant Loan Documents or such other documents as Administrative Agent shall deem necessary or advisable to grant for its benefit, a Lien on such property subject to no Liens other than Permitted Liens, and (b) take all actions necessary to cause such Lien to be duly perfected in accordance with all applicable requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by Administrative Agent. Borrower shall otherwise take such actions and execute and/or deliver to Administrative Agent such documents as Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Agreement on such after-acquired Collateral.
Section 8.15Post-Closing Covenants.
(a)Within [***] following the Closing Date (or such later date as Administrative Agent may agree in its sole discretion), Borrower shall establish with the Escrow Agent the Collection Account and the Escrow Agreement.
(b)Within [***] following the Closing Date (or such later date as Administrative Agent may agree in its sole discretion), Borrower GP shall appoint an independent director (the “Independent Director”) to its board of directors, such individual to be acceptable to Administrative Agent and Lenders in their reasonable discretion.
(c)Within [***] following the Closing Date (or such later date as Administrative Agent may agree in its sole discretion), Borrower shall deliver to the Administrative Agent a fully executed amendment to the limited partnership agreement of the Borrower, in form and substance reasonably acceptable to the Administrative Agent, which amendment shall incorporate separateness provisions consistent with those set forth in Section 9.01 (Activities of Borrower) of this Agreement.
Article IX
NEGATIVE COVENANTS
Borrower covenants and agrees with Administrative Agent and the Lenders that, until Payment in Full:
Section 9.01Activities of Borrower.
(a)Borrower shall not take any action to amend, waive, supplement, restate, cancel, terminate, discharge, compromise or otherwise modify in any respect the Sale Agreement without the consent of the Lender. Borrower shall not establish or acquire any Subsidiaries or acquire any assets other than capital contributions permitted pursuant to the Transaction Documents and the Transferred Royalty Interest (and any proceeds thereof and assets relating thereto).
(b)Borrower shall not:
(i)fail to hold itself out to the public and all other persons as a legal entity separate from the owners of its Capital Stock and from any other person (it being understood that customary activities resulting from or relating to consolidation for tax or accounting purposes shall in no event be deemed a breach of this requirement);
(ii)commingle its assets with assets of any other Person, except with respect to the Collection Account;
(iii)fail to conduct its business only in its own name, nor fail to comply with all organizational formalities necessary to maintain its separate existence;
(iv)fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other person nor have its assets listed on any financial statement of any other person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates in conformity with applicable provisions of GAAP (provided that such assets shall also be listed on Borrower’s own separate balance sheet);
(v)fail to pay its own liabilities and expenses only out of its own funds; provided that the foregoing shall not prohibit the payment of any liabilities and expenses by Company on behalf of Borrower so long as such payments are subject to reimbursement or are otherwise recorded as capital contributions or intercompany loans;
(vi)enter into any transaction with an Affiliate (other than capital contributions made by the Company to the Borrower);
(vii)issue any securities of any kind except as contemplated by this Agreement and the other Transaction Documents;
(viii)fail to correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other Person;
(ix)fail to maintain adequate capital in light of its contemplated business purpose, transactions and liabilities; provided, however, that without limiting any obligations under the Sale Agreement, the foregoing shall not require the holders of its Capital Stock to make additional capital contributions to Borrower;
(x)fail to cause the representatives of Borrower to act at all times with respect to Borrower consistently and in furtherance of the foregoing and in the best interests of Borrower;
(xi)make any payment or distribution of assets with respect to any obligation of any other person;
(xii)engage in any business activity other than exercising its rights under the Covered Agreements and the payment and repayment of amounts provided for hereunder and under the other Loan Documents and any activities ancillary or related thereto;
(xiii)fail to file any tax returns and pay any taxes as may be required under Law (except for taxes contested in good faith by appropriate proceedings and for which adequate reserves are maintained in accordance with GAAP); or
(xiv)except as required by applicable law, employ any employees.
(c)Borrower shall not issue any Capital Stock in certificated form (other than the Capital Stock issued to Company and Borrower GP that is subject to the pledge to Administrative Agent under the Pledge Agreement).
Section 9.02Merger; Sale of Assets.
(a)Borrower shall not merge or consolidate with or into (whether or not Borrower is the Surviving Person) any other Person.
(b)Borrower shall not sell, assign, convey, transfer, lease, sublease, license, sublicense or otherwise dispose of (including by way of merger or consolidation) any right, title or interest in or to, any of its assets, including, without limitation, its rights to the Agreed Payments, other than by virtue of Liens that constitute Permitted Liens.

Section 9.03Liens.
Borrower shall not create or suffer to exist any Lien on or with respect to any of its properties or assets, except for Permitted Liens.
Section 9.04Investment Company Act.
Neither Borrower nor any of its Subsidiaries shall be or become an investment company subject to registration under the Investment Company Act of 1940.
Section 9.05Limitation on Additional Indebtedness.
Borrower shall not, directly or indirectly, incur or suffer to exist any Indebtedness except for Indebtedness under this Agreement.
Section 9.06Limitation on Transactions with Controlled Affiliates.
Borrower shall not, directly or indirectly, enter into any transaction or series of related transactions or participate in any arrangement (including any purchase, sale, lease or exchange of assets or the rendering of any service) with any Controlled Affiliate other than the Transaction Documents (other than capital contributions made by the Company to the Borrower).
Section 9.07ERISA and Canadian Defined Benefit Plans.
(a)Borrower shall not sponsor, maintain or contribute to, or agree to sponsor, maintain or contribute to, any Employee Benefit Plan whether or not subject to ERISA (or take any action or fail to take any action with respect to such Employee Benefit Plan), that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or result in the imposition of a Lien (other than Permitted Liens).
(b)Borrower shall not engage in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or in any transaction that, assuming that no assets of the Lenders are or are deemed to be Plan Assets, would cause any obligation or action taken or to be taken hereunder (or the exercise by a Lender of any of its rights under this Agreement or the other Loan Documents) to be a non-exempt prohibited transaction under such provisions.
(c)Borrower shall not incur any liability with respect to any obligation to provide medical benefits with respect to any person beyond their retirement or other termination of service, other than coverage mandated by law, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(d)The Borrower will not sponsor, maintain, contribute to, or otherwise incur liability under any Canadian Defined Benefit Plan.
Section 9.08Dividends and Distributions.
Borrower will not, directly or indirectly, make any dividends or other distributions to holders of its Capital Stock.

Section 9.09Power of Attorney.
Borrower acknowledges and agrees that damages may be difficult to establish and Administrative Agent and Lenders will have no adequate remedy at law if Borrower fails to enforce the obligations under Sections 4.01 and 4.03 of the Sale Agreement. In such event, Borrower agrees that the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Agreement and Sections 4.01 and 4.03 of the Sale Agreement and to pursue any other equitable remedies including an injunction, without being required to prove actual damages or post any bond. In furtherance of the foregoing, Borrower hereby designates, makes, constitutes and appoints Administrative Agent, and each of its designees or agents, as its true and lawful proxy and attorney-in-fact (coupled with an interest), irrevocably and with power of substitution, and with authority to take any and all appropriate action and to execute any and all documents and instruments that may be necessary to cause this Agreement and/or Sections 4.01 and 4.03 of the Sale Agreement to be specifically performed by Borrower or to seek an injunction against any pending or proposed violation of this Agreement and/or Sections 4.01 and 4.03 of the Sale Agreement.
THE POWER OF ATTORNEY GRANTED IN THIS SECTION IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL PAYMENT IN FULL. THIS POWER OF ATTORNEY IS CONFERRED ON THE ADMINISTRATIVE AGENT SOLELY, DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TO PROTECT, PRESERVE AND REALIZE UPON ITS RIGHTS UNDER THIS AGREEMENT AND SHALL NOT IMPOSE ANY DUTY UPON THE ADMINISTRATIVE AGENT TO EXERCISE ANY SUCH POWERS.
Article X
EVENTS OF DEFAULT
Section 10.01Events of Default.
If one or more of Events of Default occurs and is continuing, Administrative Agent shall be entitled to the remedies set forth in Section 10.02.
Section 10.02Default Remedies.
If any Event of Default shall occur and be continuing, Administrative Agent may, or at the direction of the Required Lenders shall, by Notice to Borrower, (a) exercise all rights and remedies available to Administrative Agent or the Lenders hereunder and under the other Loan Documents and applicable law (which exercise may be determined in its sole discretion and which such exercise shall not constitute an election of remedies), including enforcement of the security interests created thereby and the appointment of any receiver or receiver-manager, (b) declare the Term Loans, all interest thereon and all other Obligations to be immediately due and payable, whereupon all such amounts shall become immediately due and payable, all without diligence, presentment, demand of payment, protest or further notice of any kind, which are expressly waived by Borrower, (c) declare the obligations of the Lenders hereunder to be terminated, whereupon such obligations shall terminate and (d) exercise all voting rights and other rights of control in respect of the Capital Stock of Borrower and Borrower GP provided under the Pledge Agreement; provided, however, that if any event of any kind referred to in clause (i) of the definition of “Event of Default” herein occurs with respect to Borrower, the obligations of the Lender hereunder shall immediately terminate, all amounts payable hereunder by Borrower shall become immediately due and payable and

Administrative Agent shall be entitled to exercise rights and remedies under the Loan Documents and applicable law without diligence, presentment, demand of payment, protest or notice of any kind (including any notice by Administrative Agent or the Required Lenders of a declaration requiring prepayment of the Term Loans under Section 3.02, should Administrative Agent or Required Lenders so elect), all of which are hereby expressly waived by Borrower. Each Notice delivered pursuant to this Section 10.02 shall be effective when sent.
Section 10.03Right of Set-off; Sharing of Set-off.
(a)If any amount payable hereunder is not paid as and when due, Borrower irrevocably authorizes Administrative Agent and each Lender (i) to proceed, to the fullest extent permitted by Applicable Law, without prior notice, by right of set-off, bankers’ lien, counterclaim or otherwise, against any assets of Borrower in any currency that may at any time be in the possession of Administrative Agent or such Lender or any Affiliate thereof, to the full extent of all amounts payable to Administrative Agent or such Lender hereunder or (ii) to charge to Borrower’s account with Administrative Agent or such Lender, or any Affiliate of thereof, to the full extent of all amounts payable by Borrower to Administrative Agent or such Lender hereunder; provided, however, that Administrative Agent or such Lender shall notify Borrower of the exercise of such right promptly following such exercise.
(b)Any payments obtained under this Section 10.03 shall be subject to the provisions of Section 4.05(c).
Section 10.04Rights Not Exclusive.
The rights provided for herein are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Law.
Article XI
INDEMNIFICATION
Section 11.01Losses.
(a)Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Indemnitee from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened in writing (including, without limitation, by electronic means) by any Person (including any Governmental Authority) other than Borrower, Company or any of Administrative Agent’s or Lender’s Affiliates; provided Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee or the breach by Lender of its obligations to make the Term Loan. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.01 may be unenforceable in whole or in part because they violate of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. This Section 11.01 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(b)To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Term Loans or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
Section 11.02Assumption of Defense; Settlements.
If Administrative Agent or any Lender is entitled to indemnification under this Article XI with respect to any action or proceeding brought by a third party that is also brought against Borrower, Borrower shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to Administrative Agent and/or such Lender. Upon assumption by Borrower of the defense of any such action or proceeding, Administrative Agent and/or Lender, as applicable, shall have the right to participate in such action or proceeding and to retain its own counsel but Borrower shall not be liable for any legal expenses of other counsel subsequently incurred by such Party in connection with the defense thereof unless (i) Borrower has otherwise agreed to pay such fees and expenses, (ii) Borrower shall have failed to employ counsel reasonably satisfactory to Administrative Agent and/or Lender, as applicable, in a timely manner or (iii) Administrative Agent and/or Lender, as applicable, shall have been advised by counsel that there are actual or potential conflicting interests between Borrower and Administrative Agent or Lender, as applicable, including situations in which there are one or more legal defenses available to Administrative Agent and/or Lender, as applicable, that are different from or additional to those available to Borrower; provided, however, that Borrower shall not, in connection with any one such action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for Administrative Agent and/or Lender, as applicable, except to the extent that local counsel, in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. Borrower shall not consent to the terms of any compromise or settlement of any action defended by Borrower in accordance with the foregoing without the prior written consent of Administrative Agent and/or Lender, as applicable, unless such compromise or settlement (x) includes an unconditional release of Administrative Agent and/or Lender, as applicable, from all liability arising out of such action and (y) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of Administrative Agent and/or Lender, as applicable. Borrower shall not be required to indemnify Administrative Agent or Lender for any amount paid or payable by Administrative Agent or Lender in the settlement of any action, proceeding or investigation without the written consent of Borrower, which consent shall not be unreasonably withheld, conditioned or delayed.
Section 11.03Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Transaction Document in one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Transaction Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative

Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
Article XII
ADMINISTRATIVE AGENT
Section 12.01Appointment of Administrative Agent.
(a)Royalty Pharma is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Royalty Pharma, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents to perform, exercise and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations or otherwise related to any of same to the extent reasonably incidental to the exercise by Administrative Agent of the rights and remedies specifically authorized to be exercised by Administrative Agent by the terms of this Agreement or any other Loan Parties.
(b)Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Article XII are solely for the benefit of Administrative Agent and Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower or any of its Subsidiaries.
Section 12.02Powers and Duties.
Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. Administrative Agent shall not have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.
Section 12.03General Immunity.
(a)No Responsibility for Certain Matters. Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Administrative Agent to Lenders or by or on behalf of any Loan Party to Administrative Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans or the component amounts thereof.
(b)Exculpatory Provisions. Neither Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by Administrative Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 13.05) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 13.05).
(c)Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, unless Administrative Agent shall have received written notice from a Lender or the Loan Party referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Article X; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

Section 12.04Administrative Agent Entitled to Act as Lender.
The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, Administrative Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.
Section 12.05Lenders’ Representations, Warranties and Acknowledgment.
(a)Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Borrower and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Borrower and its Subsidiaries. Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
(b)Each Lender, by delivering its signature page to this Agreement and funding its Term Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by Administrative Agent, Required Lenders or Lenders, as applicable on the Closing Date.
(c)Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Loan Party other than the Obligations or any Capital Stock of any Loan Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Loan Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of Administrative Agent.
Section 12.06Right to Indemnity.
EACH LENDER, IN PROPORTION TO ITS PRO RATA SHARE, SEVERALLY AGREES TO INDEMNIFY ADMINISTRATIVE AGENT, ITS AFFILIATES AND ITS RESPECTIVE OFFICERS, PARTNERS, DIRECTORS, TRUSTEES, EMPLOYEES AND AGENTS OF ADMINISTRATIVE AGENT (EACH, AN “INDEMNITEE AGENT PARTY”), TO THE EXTENT THAT SUCH INDEMNITEE AGENT PARTY SHALL NOT HAVE BEEN REIMBURSED BY ANY LOAN PARTY, FOR AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES (INCLUDING COUNSEL FEES AND DISBURSEMENTS) OR DISBURSEMENTS OF

ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST SUCH INDEMNITEE AGENT PARTY IN EXERCISING ITS POWERS, RIGHTS AND REMEDIES OR PERFORMING ITS DUTIES HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS OR OTHERWISE IN ITS CAPACITY AS SUCH INDEMNITEE AGENT PARTY IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; PROVIDED, NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM SUCH INDEMNITEE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, AS DETERMINED BY A COURT OF COMPETENT JURISDICTION IN A FINAL, NON-APPEALABLE ORDER. IF ANY INDEMNITY FURNISHED TO ANY INDEMNITEE AGENT PARTY FOR ANY PURPOSE SHALL, IN THE OPINION OF SUCH INDEMNITEE AGENT PARTY, BE INSUFFICIENT OR BECOME IMPAIRED, SUCH INDEMNITEE AGENT PARTY MAY CALL FOR ADDITIONAL INDEMNITY AND CEASE, OR NOT COMMENCE, TO DO THE ACTS INDEMNIFIED AGAINST UNTIL SUCH ADDITIONAL INDEMNITY IS FURNISHED; PROVIDED, IN NO EVENT SHALL THIS SENTENCE REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT IN EXCESS OF SUCH LENDER’S PRO RATA SHARE THEREOF; AND PROVIDED FURTHER, THIS SENTENCE SHALL NOT BE DEEMED TO REQUIRE ANY LENDER TO INDEMNIFY ANY INDEMNITEE AGENT PARTY AGAINST ANY LIABILITY, OBLIGATION, LOSS, DAMAGE, PENALTY, ACTION, JUDGMENT, SUIT, COST, EXPENSE OR DISBURSEMENT DESCRIBED IN THE PROVISO IN THE IMMEDIATELY PRECEDING SENTENCE.
Section 12.07Successor Administrative Agent.
(a)Administrative Agent may resign at any time by giving [***] (or such shorter period as shall be agreed by the Required Lenders) prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation, Required Lenders shall have the right, upon [***] notice to Borrower, to appoint a successor Administrative Agent. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within [***] after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders appoint a successor Administrative Agent from among the Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, securities or Capital Stock and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

(b)Notwithstanding anything herein to the contrary, Administrative Agent may assign its rights and duties as Administrative Agent, as applicable, hereunder to an Affiliate of Royalty Pharma without the prior written consent of, or prior written notice to, Borrower or the Lenders; provided that Borrower and the Lenders may deem and treat such assigning Administrative Agent as Administrative Agent for all purposes hereof, unless and until such assigning Administrative Agent provides written notice to Borrower and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent hereunder and under the other Loan Documents.
(c)Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more subagents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of Section 12.03, Section 12.06 and of this Section 12.07 shall apply to any of the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 12.03, Section 12.06 and of this Section 12.07 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
Section 12.08Collateral Documents.
(a)Administrative Agent under Collateral Documents. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect the Collateral and the Collateral Documents.
(b)Right to Realize on Collateral. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale or any sale of the Collateral in a case under the Bankruptcy Code, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.
Section 12.09Agency for Perfection.
Administrative Agent and each Lender hereby appoints each other Lender as agent and bailee for the purpose of perfection the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the UCC or sections 24 or 24.1 of the British Columbia PPSA (or any equivalent or analogous section of any PPSA), can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and Administrative Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefore shall deliver such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions. In addition, Administrative Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state, provincial or territorial law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.
Section 12.10Reports and Other Information; Confidentiality; Disclaimers.
By becoming a party to this Agreement, each Lender:
(a)is deemed to have requested that Administrative Agent furnish such Lender or Administrative Agent, promptly after it becomes available, a copy of each report with respect to Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,
(b)expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,
(c)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of such Person’s personnel,
(d)agrees to keep all Reports and other material, non-public information regarding Parent and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 13.17, and
(e)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Company, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Company, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Administrative Agent and any such other Lender or agent preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender or Administrative Agent.
In addition to the foregoing: (A) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Parent or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Parent or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (B) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Parent or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Parent or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (C) any time that Administrative Agent renders to Company a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.
Section 12.11Erroneous Payments.
(a)If Administrative Agent (i) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from Administrative Agent) received by such Payment Recipient from Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of Administrative Agent pending its return or repayment as contemplated below in this Section 12.11 and held in trust for the benefit of Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than [***] thereafter (or such later date as Administrative Agent may, in its sole discretion, specify in writing), return to Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within [***] of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying Administrative Agent pursuant to this Section 12.11(b).
For the avoidance of doubt, the failure to deliver a notice to Administrative Agent pursuant to this Section 12.11(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 12.11(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender hereby authorizes Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Loan Document, or otherwise payable or distributable by Administrative Agent to such Lender under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)The parties hereto agree that (x) irrespective of whether Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, to the rights and interests of such Lender, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided that this Section 12.11 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Borrower for the purpose of a payment on the Obligations.

(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
Each party’s obligations, agreements and waivers under this Section 12.11 shall survive the resignation or replacement of Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
Article XIII
MISCELLANEOUS
Section 13.01Assignments.
(a)Borrower shall not be permitted to assign this Agreement without the prior written consent of the Administrative Agent and any purported assignment in violation of this Section 13.01 shall be null and void.
(b)Any Lender may at any time assign its rights and obligations hereunder, in whole or in part, to any Assignee without the consent of the Borrower; provided that, with respect to any such assignment where the Assignee is not an Affiliate of such Lender, except if an Event of Default has occurred and is continuing, no Lender may assign its rights or obligations hereunder to any Disqualified Institution without the consent of Borrower (such consent not to be unreasonably withheld). Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Notwithstanding the foregoing, no Assignee shall be entitled to receive any greater payment under Article V than such Lender would have been entitled to receive had such payment been made to such Lender.
(c)The parties to each assignment shall execute and deliver to Borrower an Assignment and Acceptance. Upon the effectiveness of a permitted assignment pursuant to Section 13.01(a) or an assignment pursuant to Section 13.01(b) hereunder, (i) each reference in this Agreement to “Lender” shall be deemed to be a reference to the assignor and the assignee to the extent of their respective interests, (ii) such assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender and (iii) the assignor shall be released from its obligations hereunder to a corresponding extent of the assignment, and no further consent or action by any party shall be required.
(d)Borrower and Administrative Agent shall, from time to time at the request of the other party hereto, execute and deliver any documents that are necessary to give full force and effect to an assignment permitted hereunder.
(e)Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Loan Parties, shall maintain at its office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of each Lender, and the commitments of, and principal amount (and stated interest) of the Term Loans owing to, such Lender pursuant to the terms hereof (the “Lender Register”). The entries in such Lender Register shall be conclusive, absent manifest error, and Loan Parties, Administrative Agent and Lenders shall treat each Person whose name is recorded therein pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. Such Lender Register shall be available for inspection by Loan Parties and any Lender, at any reasonable time upon reasonable prior notice to Administrative Agent. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Loan Parties maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Obligations (each, a “Participant Register”). The entries in the Participant Registers shall be conclusive, absent manifest error. Each Participant Register shall be available for inspection by Loan Parties and Administrative Agent at any reasonable time upon reasonable prior notice to the applicable Lender; provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person (including Loan Parties) except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
Section 13.02Successors and Assigns.
This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
Section 13.03Notices.
All Notices authorized or required to be given pursuant to this Agreement shall be given in writing and either personally delivered to the Party to whom it is given or delivered by an established delivery service by which receipts are given or mailed by registered or certified mail, postage prepaid, or sent by electronic mail with a copy sent on the following Business Day by one of the other methods of giving notice described herein, addressed to the Party at its address listed below:
(a)If to Borrower:
Zymeworks Royalty Limited Partnership
114 East 4th Avenue, Suite 800
Vancouver, BC, V5T 1G4, Canada
Attention:    Legal Department
Email:    [***]
With a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention:    Jin Hee Kim
Email:    [***]
(b)If to Administrative Agent:
Royalty Pharma Development Funding, LLC

110 East 59th Street, Floor 33
New York, NY 10022
Attention: General Counsel
Email:    [***]
with a copy (which shall not constitute notice) to:
Covington & Burling LLP
30 Hudson Yards
New York, NY 10001-2170
Attention:    Peter A. Schwartz
Email:    [***]
Any Party may change its address for the receipt of Notices at any time by giving Notice thereof to the other Party. Except as otherwise provided herein, any Notice authorized or required to be given by this Agreement shall be effective when received.
Section 13.04Entire Agreement.
This Agreement, together with the Appendices, Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Loan Documents constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements (including the Confidentiality Agreement), understandings, negotiations and discussions, both written and oral, between the Parties with respect to the subject matter of this Agreement. There are no conditions, representations, warranties, obligations or other agreements between the Parties in connection with the subject matter of this Agreement (whether oral or written, express or implied, statutory or otherwise) except as explicitly set out in this Agreement or in the other Loan Documents.
Section 13.05Modification.
No Loan Document or provision thereof may be waived, amended or modified except, in the case of this Agreement, by an agreement or agreements in writing executed by Borrower and Administrative Agent or, in the case of any other Loan Document, by an agreement or agreements in writing entered into by the parties thereto with the prior written consent of Administrative Agent.
Section 13.06No Delay; Waivers; etc.
No delay on the part of Administrative Agent in exercising any power or right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any power or right hereunder preclude other or further exercise thereof or the exercise of any other power or right. Administrative Agent shall not be deemed to have waived any rights hereunder unless such waiver shall be in writing and signed by Administrative Agent.
Section 13.07Severability.
If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.08Determinations.
Each determination or calculation by Administrative Agent hereunder shall, in the absence of manifest error, be conclusive and binding on the Parties.
Section 13.09Recourse.
Except as otherwise expressly provided in Article VII of the Sale Agreement, the payment and performance of the Obligations of Borrower shall be fully recourse solely to Borrower and its properties and assets.
Section 13.10Governing Law.
THIS AGREEMENT AND EACH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402 BUT OTHERWISE WITHOUT GIVING EFFECT TO LAWS CONCERNING CONFLICT OF LAWS OR CHOICE OF FORUM THAT WOULD REQUIRE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
Section 13.11Jurisdiction.
Each party irrevocably submits to the exclusive jurisdiction of the courts of the State of New York and of the U.S. District Court for the Southern District of New York. Each party hereto agrees to commence any action, suit or other proceeding arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby in the U.S. District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the courts of the State of New York located in New York County, New York. Each Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any Proceeding and any claim that any Proceeding has been brought in an inconvenient forum. Any process or summons for purposes of any Proceeding may be served on Borrower by mailing a copy thereof by registered mail, or a form of mail substantially equivalent thereto, addressed to it at its address as provided for Notices hereunder.
Section 13.12Waiver of Jury Trial.
EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED UNDER ANY TRANSACTION DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO ANY TRANSACTION DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.

Section 13.13Waiver of Immunity.
To the extent that Borrower has or hereafter may be entitled to claim or may acquire, for itself or any of its assets, any immunity from suit, jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or any of its property, Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder to the fullest extent permitted by law.
Section 13.14Counterparts; Delivery.
This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement in Portable Document Format (PDF) or any electronic signature complying with Applicable Law shall be effective as delivery of a manually executed original counterpart of this Agreement.
Section 13.15Limitation on Rights of Others.
Except for the Indemnitees referred to in Section 11.01, no Person other than a Party shall have any legal or equitable right, remedy or claim under or in respect of this Agreement.
Section 13.16Survival.
The obligations of Borrower contained in Sections 4.05, 4.06, Article V, Article XI and this Section 13.16 shall survive the repayment of the Term Loans and the termination of the other obligations of Borrower hereunder.
Section 13.17Confidentiality.
(a)Until the payment of all amounts required pursuant to Section 3.01, and for a period of three (3) years thereafter, each Party shall maintain in strict confidence all Confidential Information and materials disclosed or provided to it by the other Party, except as approved in writing in advance by the disclosing Party, and shall not use or reproduce the disclosing Party’s Confidential Information for any purpose other than as required to carry out its obligations and exercise its rights pursuant to this Agreement (the “Purpose”). Notwithstanding the foregoing, the obligations of confidentiality and non-use set forth in Section 13.17 shall not apply to the extent that the receiving Party or its Affiliates: (a) discloses such Confidential Information solely on a “need to know basis” to its employees, consultants and Affiliates as well as any actual or potential acquirers, merger partners, licensees, permitted assignees, collaborators (including licensees), subcontractors, investment bankers, investors, limited partners, partners, lenders, financing sources or other financial partners, and its and their respective directors, employees, contractors and agents, on a confidential basis to the extent requested by an authorized representative of a U.S. or non-U.S. tax authority, or (b) discloses Confidential Information in response to a routine audit or examination by, or a blanket document request from, a Governmental Authority. A Party receiving any such Confidential Information hereunder agrees to institute measures to protect the Confidential Information in a manner consistent with the measures it uses to protect its own most sensitive proprietary and confidential information, which in any event must not be less than a reasonable standard of care. Each Party shall be responsible for the breach of this Section 13.17 by its employees, consultants or Third Parties to whom such disclosure is made pursuant to this

Section 13.17. Each Party shall immediately notify the other Party upon discovery of any loss or unauthorized disclosure of the other Party’s Confidential Information.
(b)The obligations of confidentiality and non-use set forth in Section 13.17(a) shall not apply to the extent that the receiving Party or its Affiliates is required to disclose Confidential Information pursuant to: (i) an order of a court of competent jurisdiction; (ii) Applicable Laws; (iii) regulations or rules of a securities exchange; or (iv) requirement of a Governmental Authority. If a Party or any of its Affiliates receives a request or is legally required to disclose Confidential Information, such Party shall (A) immediately notify the disclosing Party of the request or requirement, (B) consult with the disclosing Party on the advisability of taking legally available steps to resist or narrow the request or lawfully avoid the requirement, and (C) if requested by the disclosing Party, take all necessary steps at the cost and expense of the disclosing Party to seek a protective order or other appropriate remedy, all to the extent permitted by Applicable Law. If a protective order or other remedy is not available, or if the disclosing Party waives compliance with the provisions of this Section 13.17(b), the Party whom received the request, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such receiving Party is advised by counsel (which may be internal counsel) is legally required to be disclosed, and such receiving Party shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by such receiving Party or its Affiliates not permitted by this Agreement.
(c)This Agreement supersedes the Confidentiality Agreement and the Confidentiality Agreement shall cease to be of any force and effect as of the Closing Date; provided, however, that all information falling within the definition of “Confidential Information” set forth in the Confidentiality Agreement shall also be deemed Confidential Information disclosed pursuant to this Agreement and subject to the provisions of Section 13.17.
Section 13.18Patriot Act Notification.
Each Lender hereby notifies Borrower that, consistent with the Patriot Act, regulations promulgated thereunder and under other Applicable Law, such Lender’s procedures and customer due diligence standards may require it to obtain, verify and record information that identifies Borrower, including among other things name, address, information regarding Persons with authority or control over Borrower, and other information regarding Borrower, its operations and transactions with such Lender. Borrower agrees to provide such information and take such actions as are reasonably requested by such Lender in order to assist such Lender in maintaining compliance with its procedures, the Patriot Act and any other Applicable Laws.
Section 13.19Disclosure.
Except for a press release previously approved in form and substance by Borrower and Administrative Agent or any other public announcement using substantially the same text as such press release or other public announcement made in accordance with this Loan Agreement, neither Administrative Agent nor Borrower shall, and each party shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Loan Agreement or the subject matter hereof without the prior written consent of the other party except as may be required by applicable law or stock exchange rule (in which case either party required to make the press release or other public announcement or disclosure shall allow the other party reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek confidential treatment in respect of portions of, such press release or other public announcement or disclosure).
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.
ZYMEWORKS ROYALTY LIMITED PARTNERSHIP, by its general partner, ZYMEWORKS GENERAL PARTNER ULC as Borrower
By: /s/ Kenneth Galbraith
Name: Kenneth Galbraith
Title: Director and President
[Signature Page to Loan Agreement]

ROYALTY PHARMA DEVELOPMENT FUNDING, LLC
as a Lender
By: Royalty Pharma Sub-Manager, LLC, its Manager and lawfully appointed attorney
By: /s/ Arthur R. McGivern
Name: Arthur R. McGivern
Title:    EVP, Investments & General Counsel
[Signature Page to Loan Agreement]

ROYALTY PHARMA DEVELOPMENT
FUNDING, LLC
as Administrative Agent
By: Royalty Pharma Sub-Manager, LLC, its Manager and lawfully appointed attorney
By: /s/ Arthur R. McGivern
Name: Arthur R. McGivern
Title: EVP, Investments & General Counsel
[Signature Page to Loan Agreement]

APPENDIX A
TO LOAN AGREEMENT
Term Loan Commitment
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Appendix A

EXHIBIT A
FORM OF ASSIGNMENT AND ACCEPTANCE
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SCHEDULE 1 TO
ASSIGNMENT AND ACCEPTANCE

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EXHIBIT B

FORM OF FUNDING NOTICE

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EXHIBIT C

[RESERVED]

EXHIBIT D

FORM OF PAYMENT DATE DISTRIBUTION REPORT

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EXHIBIT E-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

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EXHIBIT E-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

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EXHIBIT E-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

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EXHIBIT E-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

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EXHIBIT F

FORM OF OFFICER’S CERTIFICATE
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Schedule 4.05(a)

Illustrative Examples
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Schedule 7.01(k)

Bankers and Brokers
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Schedule 7.01(p)

Assignments
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Schedule 7.01(r)

Late Payments
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Royalty Reductions
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Schedule 7.01(u)

Indemnification
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Schedule 7.01(ee)
Intellectual Property
Patents and Patent Applications:
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Schedule 7.01(gg)
In-Licenses
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